                       LORAL SPACE & COMMUNICATIONS LTD.

                               Exchange Offer for
                                  $350,000,000
                          9 1/2% Senior Notes Due 2006

     This is an offer to exchange the outstanding, unregistered 9 1/2% Senior Notes you now hold for new, substantially identical 9 1/2% Senior Notes that will be free of the transfer restrictions that apply to the old notes. This offer will expire at 5:00 p.m., New York City time, on May 17, 1999, unless we extend it. You must tender your old, unregistered notes by the deadline to obtain new, registered notes and the liquidity benefits they offer.

     We agreed with the initial purchasers of the old notes to make this offer and register the issuance of the new notes following the closing. This offer applies to any and all old notes tendered by the deadline.

     The new notes will not trade on any established exchange. The new notes have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.

     A DESCRIPTION OF THOSE RISKS BEGINS ON PAGE 10.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 April 15, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   10
Use of Proceeds.............................................   21
Capitalization..............................................   22
Business....................................................   23
The Exchange Offer..........................................   26
Description of the Notes....................................   40
Book-Entry; Delivery and Form...............................   89
Description of Other Indebtedness...........................   91
Material United States Federal Income Tax Consequences......   95
Plan of Distribution........................................   99
Incorporation of Material Documents by Reference............  101
Where You Can Find More Information.........................  101
Legal Matters...............................................  102
Experts.....................................................  102

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. We encourage you to read the entire prospectus.

                                  ABOUT LORAL

     We are one of the world's leading satellite communications companies, with substantial activities in satellite manufacturing and satellite-based communications services.

     In 1998, we organized into four operating business segments:

     - Satellite Manufacturing and Technology.   We design and build satellite
systems and develop satellite technology for a broad variety of customers and applications through our subsidiary, Space Systems/Loral.

     - Fixed Satellite Services.   We lease transmission capacity on satellites
and provide additional services to customers for a variety of applications, including the distribution of broadcast, data, cable, direct-to-home and Internet applications. We offer one-stop convenience for our customers through the Loral Global Alliance, a network managed by our subsidiary Loral Skynet and that includes Loral Skynet's Telstar fleet and Loral Orion's satellites along with those of our 49% owned affiliate, Satelites Mexicanos, and in the future, those of Europe*Star, a joint venture with Alcatel, in which we own a 47% interest.

     - Data Services.   Our business in development, we provide managed
communications networks and Internet and intranet services through our subsidiary, Loral Orion, and deliver high-speed broadband data communications through our 82% owned subsidiary, CyberStar.

     - Global Mobile Telephony.   Our 43% owned affiliate, Globalstar, is
preparing to provide worldwide wireless mobile telephone service and narrow-band data communication commencing in September 1999.

     Loral was incorporated on January 12, 1996 as a Bermuda exempt company and has its registered and principal executive offices at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda. The executive office of Loral Spacecom Corporation, our principal U.S. subsidiary, is located at 600 Third Avenue, New York, New York 10016, and its telephone number is (212) 697-1105.

                               THE EXCHANGE OFFER

The Exchange Offer..............    This is an offer to exchange our
                                    unregistered 9 1/2% senior notes due 2006 that you now hold for new notes of equal principal amount whose issuance has been registered with the SEC. The old notes were issued on January 21, 1999 in a private offering.

                                    In order to exchange your unregistered
                                    notes, you must follow the instructions
                                    contained in this prospectus and the
                                    accompanying letter of transmittal.

                                    The new notes have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks, but will not bear legends restricting their transfer.

Expiration and Exchange Dates...    This offer will expire at 5:00 p.m., New
                                    York City time, on May 17, 1999, unless we extend it, and we will consummate the exchange on the next business day.

Conditions of the Exchange
   Offer........................    This offer is unconditional, as long as it
                                    does not violate the securities laws. The offer applies to any and all old notes tendered by the deadline.

Withdrawal Rights...............    You may withdraw your tender of old notes
                                    at any time before the offer expires.

Federal Income Tax
   Consequences.................    The exchange will not be a taxable event for
                                    U.S. federal income tax purposes or for
                                    Bermuda tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of this exchange.

Representations.................    If you desire to participate in the exchange
                                    offer, you will be required to make the
                                    following representations:

                                    - You are not one of our "affiliates";

                                    - You are not engaged in, do not intend to
                                      engage in, and have no arrangement or
                                       understanding with any person to
                                       participate in, a distribution of the new notes; and

                                    - You are acquiring the new notes in the
                                      ordinary course of your business.

Transfer Restrictions on New
   Notes........................    If you can make the above representations,
                                    you should be able to resell your new notes freely without having to deliver a copy of this prospectus to the purchaser. Otherwise, prospectus delivery requirements under the securities laws may apply, and we will not be responsible if you violate those requirements.

                                    Broker-dealers who exchange old notes they acquired for their own account through market-making or other trading activities must agree to deliver a copy of this prospectus in connection with any resale of the new notes.

Failure to Exchange Will Affect
   You Adversely................    We agreed with the initial purchasers of the
                                    old notes to make this exchange offer in order to provide noteholders with the opportunity to obtain registered securities.
                                    Once the exchange offer is over, you will no longer have any registration or exchange rights, and, if you have failed to tender any of your old notes, the untendered notes will remain subject to significant restrictions on transfer. If there is any trading market for old notes after the exchange offer, old notes are likely to trade at a discount from the new notes, due to these restrictions.

                                 THE NEW NOTES

Issuer..........................    Loral Space & Communications Ltd.

Maturity........................    January 15, 2006.

Interest........................    Interest accrues from January 21, 1999 at
                                    the rate of 9 1/2% per year, payable semi-annually in arrears on each January 15 and July 15, beginning on July 15, 1999.

Ranking.........................    The new notes will be unsecured and will
                                    not be guaranteed by us or any of our
                                    operating subsidiaries. As such, they will be:

                                    - equal in right of payment with any future
                                      senior indebtedness we incur;

                                    - senior in right of payment to any of our
                                      future debt which is junior in right of
                                      payment by its terms to senior Loral
                                      indebtedness; and

                                    - effectively junior in right of payment to
                                      all indebtedness and liabilities
                                      (including trade payables) of our
                                      subsidiaries and future secured
                                      indebtedness at the Loral level.

Optional Redemption.............    From and after January 15, 2003, we will
                                    have the right to redeem any or all of the new notes at their principal amount plus accrued interest and a premium, initially equal to 4.75% and declining thereafter.

                                    In addition, prior to January 15, 2002, we have the right to use the net cash proceeds of certain kinds of equity offerings to redeem up to 35% of the new notes originally outstanding at their principal amount plus accrued interest and a premium of 9.5%.

Change of Control...............    If an event treated as a change of control
                                    under the indenture occurs, we must make an offer to purchase any and all of the new notes then outstanding at 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants.......................    The indenture under which the old notes
                                    have been and the new notes are being issued contains covenants which, subject to numerous and significant exceptions, restrict our ability and the ability of our subsidiaries to:

                                    - borrow money;

                                    - pay dividends on stock or purchase stock;

                                    - make investments;

                                    - use assets as security in other
                                      transactions; and

                                    - sell certain assets or merge with or into
                                      other companies.

                                    The indenture allows modification and
                                    amendment of these and other covenants by a vote of holders of a majority in aggregate principal amount of the notes, subject to certain exceptions described in the indenture. Also, holders of a majority in aggregate principal amount of the notes may waive our compliance with certain other restrictive covenants in the indenture.

No Withholding Tax Expected;
   Special Tax Redemption.......    We expect to make payments with respect
                                    to the new notes without any tax
                                    withholding. If withholding is required as a result of a change to current law or policy, we will generally pay enough additional interest so that the net amount received by the affected noteholders will not be reduced. If that occurs, however, we will have the right to redeem the affected notes at 100% of their principal amount plus accrued interest.

Mandatory Offer to Repurchase...    If we sell certain assets or experience
                                    certain kinds of changes in control, we must offer to repurchase the new notes at the prices listed in this prospectus under the heading "Description of the
                                    Notes -- Mandatory Redemption."

     For additional information regarding the notes, see "Description of the Notes" and "Material United States Federal Income Tax Consequences."

RISK FACTORS

     See "Risk Factors" immediately following this summary beginning on page 10 for a discussion of risks relating to the new notes, all of which apply to the old notes as well.

                            SELECTED FINANCIAL DATA

     The following summary historical financial information of Loral has been derived from, and should be read in conjunction with, the related financial statements and other financial information incorporated by reference herein. Financial information as of and for the years ended March 31, 1996 and 1995 represents the space and communications operations of Loral Corporation and has been derived from financial statements not included or otherwise incorporated by reference in this prospectus. On March 20, 1998, Loral acquired all of the outstanding stock of Loral Orion in exchange for Loral common stock. The 1998 financial information includes Loral Orion from April 1, 1998. In 1997, Loral increased its ownership in SS/L to 100% and, accordingly, the 1997 financial information includes the results of SS/L. In prior years SS/L was accounted for under the equity method of accounting. On March 14, 1997, Loral acquired Loral Skynet from AT&T; Loral's financial information includes the results of Loral Skynet from that date.

                       LORAL SPACE & COMMUNICATIONS LTD.
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

                                                                 YEARS ENDED          NINE MONTHS        YEARS ENDED
                                                                DECEMBER 31,             ENDED          MARCH 31,(1)
                                                          -------------------------   DECEMBER 31,   -------------------
                                                             1998          1997           1996         1996       1995
                                                          ----------   ------------   ------------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenues................................................  $1,301,702    $1,312,591
Management fee from affiliate...........................                                $  5,088     $  5,608   $  3,169
Operating income (loss).................................     (33,780)       13,552       (12,201)       2,587        (33)
Equity in net loss of affiliates(2).....................    (120,417)      (49,037)       (4,709)      (8,628)    (8,988)
Net income (loss).......................................    (138,798)       40,004         8,877      (13,785)    (7,873)
Preferred dividends and accretion(3)....................     (46,425)      (26,315)
Net income (loss) applicable to common stockholders.....    (185,223)       13,689         8,877      (13,785)    (7,873)
Earnings (loss) per share -- basic and diluted..........        (.68)          .06           .04         (.08)       N/A
CASH FLOW DATA:
Provided by (used in) operating activities..............  $    4,417    $ (230,248)     $ (3,003)    $ (1,319)  $ (8,439)
Used in investing activities............................     473,235     1,022,772         1,962      115,031     92,055
Provided by (used in) equity transactions...............     589,187       (18,097)      602,413      116,362    100,494
Provided by financing transactions......................     199,856       316,912       583,292
Dividends paid per common share.........................                                                  N/A        N/A
OTHER DATA:
EBITDA for operating segments before development and
  start-up costs and affiliate and intercompany
  eliminations(4).......................................  $  233,027    $  135,825      $ 66,103
EBITDA(4)...............................................     101,249        76,316       (11,150)
Depreciation and amortization...........................     135,029        62,764         1,051
Capital expenditures....................................     489,448       255,340          (540)
Ratio of earnings to fixed charges......................                       1.9x          3.7x
Deficiency of earnings to cover fixed charges...........     140,438

                                                              DECEMBER 31,                     MARCH 31,(1)
                                                 --------------------------------------    --------------------
                                                    1998          1997          1996         1996        1995
                                                 ----------    ----------    ----------    --------    --------
BALANCE SHEET DATA:
Cash and cash equivalents......................  $  546,772    $  226,547    $1,180,752    $     12
Total assets...................................   5,229,215     3,010,447     1,699,326     354,396    $251,819
Recourse debt(5)...............................     622,280       435,398
Non-recourse debt of Loral Orion...............     933,495
Total debt.....................................   1,555,775       435,398
Non-current liabilities........................     236,160       221,211        26,834
Convertible preferreds(3)......................                                 583,292
Shareholders' equity(6)/Invested equity........   2,935,721     1,980,520     1,070,069     354,396     251,819

-------------------------

(1) Financial information as of and for the two years in the period ended March 31, 1996 represents the space and communications operations of Loral Corporation and includes allocations and estimates of certain expenses of Loral based upon estimates of actual services performed by Loral Corporation on behalf of Loral. Interest expense was allocated to Loral based on Loral Corporation's historical weighted average interest rate applied to the average investment in affiliates.

(2) Loral's principal affiliates are Globalstar, Satelites Mexicanos ("SatMex") since November 17, 1997 and Europe*Star since December 1998. Loral also has an investment in SkyBridge Limited Partnership which is accounted for under the equity method. Loral sold its interest in K&F Industries, Inc. in 1997.

(3) Convertible preferred equivalent obligations were exchanged for 6% Series C Preferred Stock and were reclassified to shareholders' equity in 1997 upon approval by Loral's shareholders.

(4) Earnings before interest, taxes, depreciation and amortization ("EBITDA"), which is equivalent to operating income (loss) before depreciation and amortization, is provided because it is a measure commonly used in the communications industry to analyze companies on the basis of operating performance, leverage and liquidity and is presented to enhance the understanding of Loral's operating results. However, EBITDA should not be construed as an alternative to net income as an indicator of a company's operating performance, or cash flow from operations as a measure of a company's liquidity. EBITDA may be calculated differently and, therefore, may not be comparable to similarly titled measures reported by other companies and may not be the same as "Consolidated Cash Flow" as defined in the indenture. EBITDA for operating segments before development and start-up costs and affiliate and intercompany eliminations includes EBITDA for Loral's affiliates SatMex and Europe*Star, and excludes CyberStar's development costs. See Note 15 of Loral's 1998 consolidated financial statements incorporated by reference herein.

(5) Includes the debt of Loral SpaceCom Corporation and its subsidiaries.

(6) As of December 31, 1998, the book value per share of the Series A Preferred Stock and the common stock (which Loral is required to disclose herein in accordance with applicable Bermuda law) was $7.57 and $7.56, respectively. Book value per share represents the quotient obtained by dividing shareholders' equity, reduced by the Series C Preferred Stock redemption value, by the number of outstanding shares of common stock, giving effect to the conversion of the Series A Preferred Stock, plus, in the case of such preferred stock, the $.01 liquidation preference thereof.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma statement of operations data reflects the acquisition of Loral Orion on March 20, 1998, as if the acquisition had occurred on January 1, 1998. Such unaudited pro forma statement of operations data may not be indicative of the results that actually would have occurred if the acquisition had taken place on January 1, 1998, or future results. This unaudited pro forma information has been derived from and should be read in conjunction with Loral's audited consolidated financial statements, which are incorporated by reference herein.

                                                                     YEAR ENDED
                                                                 DECEMBER 31, 1998
                                                              ------------------------
                                                                ACTUAL      PRO FORMA
                                                              ----------    ----------
                                                              (IN THOUSANDS EXCEPT PER
                                                                   SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................  $1,301,702    $1,320,492
Operating loss..............................................     (33,780)      (48,929)
Equity in net loss of affiliates............................    (120,417)     (120,417)
Net loss....................................................    (138,798)     (162,644)
Preferred dividends and accretion...........................     (46,425)      (46,425)
Net loss applicable to common shareholders..................    (185,223)     (209,069)
Loss per share -- basic and diluted.........................        (.68)         (.75)

     The following unaudited as adjusted balance sheet data presents the effects of the offering of the old notes and Loral's purchase of $150 million face amount of convertible preferred stock of Globalstar Telecommunications Limited, which occurred in January 1999, as if such transactions had occurred as of December 31, 1998.

                                                               AS OF DECEMBER 31, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  546,772    $  743,772
Total assets................................................   5,229,215     5,572,215
Investments in affiliates...................................     707,917       853,917
Recourse debt(1)............................................     622,280       965,280
Non-recourse debt of Orion..................................     933,495       933,495
Total debt..................................................   1,555,775     1,898,775
Shareholders' equity........................................   2,935,721     2,935,721

-------------------------

(1) Includes the debt of Loral SpaceCom Corporation and its subsidiaries.

                                  RISK FACTORS

     The new notes, like the old notes, entail the following risks:

LAUNCH FAILURES HAVE DELAYED SOME OF OUR OPERATIONS IN THE PAST, AND MAY DO SO AGAIN IN THE FUTURE.

     Satellite launches are risky. About 15% of launch attempts end in failure. We ordinarily insure against launch failures, but at considerable cost. The cost and the availability of insurance vary depending on market conditions and the launch vehicle used. Our insurance typically does not cover business interruption, and so both launch failures and in-orbit satellite failures result in uninsured losses. Replacement of a lost satellite typically requires up to 18 months from the time a contract is executed until the launch date of the replacement satellite.

     - LORAL ORION.   Orion 3 is scheduled to be launched on the second flight
       of a Delta 3 rocket in April 1999. A Delta 3 rocket failed in August 1998 on its maiden flight. Although the manufacturer has assured us that the cause of that failure has been identified and corrected, we can't be certain that the second flight will succeed.

       The launch of Orion 3, originally scheduled for April 5, 1999, was delayed due to a malfunction in the Air Force's ground equipment at Cape Canaveral. We expect that the launch will be rescheduled later in the month. If Orion 3 is not launched by May 31, 1999, or if the related transponders are not ready for operation by June 30, 1999, DACOM will have the right to terminate its agreement to buy eight Orion 3 transponders for $89 million. In the event of such a termination, Loral Orion would have to refund to DACOM amounts received to date ($35.5 million as of December 31, 1998) and those eight transponders would then be available for lease to others.

     - LORAL SKYNET.   Loral Skynet's Telestar 7 is currently scheduled to be
       launched on the maiden flight of an Atlas IIIA. We cannot be certain that the maiden flight will succeed.

     - GLOBALSTAR.   As of April 15, 1999, Globalstar needs to launch 12 more
       satellites aboard four launch vehicles before commercial operations can begin. Although Globalstar has contracted for the necessary launch vehicles and developed contingency plans, launch failures could delay Globalstar's start of commercial operations. In September 1998, a malfunction of a Zenit 2 rocket resulted in the loss of 12 Globalstar satellites shortly after lift-off from Kazakhstan and resulted in a delay in Globalstar's program schedule.

GOVERNMENT POLICIES AND REGULATIONS MAY LIMIT OR DELAY LAUNCHES AND/OR INCREASE LAUNCH-RELATED COSTS.

     We depend on third parties, in the United States and abroad, to launch our satellites. Foreign launches have been politically sensitive because of the relationship between launch technology and missile technology. In the U.S., government policy has limited, and is likely in the future to limit, launches from the former Soviet Union and China. For example, the most recent Globalstar launch from Kazakhstan was delayed when the U.S. government stopped granting case-by-case approval of launches from that location pending an intergovernmental agreement covering technology security matters. Changes in governmental policies, political leadership or legislation in the United States, Russia, Kazakhstan or China could adversely affect our ability to launch from these countries or materially increase the costs of doing so.

AFTER LAUNCH, OUR SATELLITES REMAIN VULNERABLE TO IN-ORBIT FAILURE.

     Random failure of satellite components may result in damage to or loss of a satellite before the end of its expected life. Satellites are carefully built and tested and have certain redundant systems in case of failure. However, in-orbit failure may result from various causes including:

     - component failure;

     - loss of power or fuel;

     - inability to control positioning of the satellite;

     - solar and other astronomical events; and

     - space debris.

Repair of satellites in space is not feasible. Many factors affect the useful lives of our satellites. These factors include:

     - the quality of construction;

     - gradual degradation of solar panels; and

     - the durability of components.

Although some failures may be covered in part by insurance, they may result in uninsured losses as well. For example, when Skynet experienced the total loss of two satellites in 1994 and 1997 while under AT&T's ownership, it suffered a substantial drop in its profits.

     Our geosynchronous satellites generally have an expected life of between 15 to 20 years. Some of the satellites we currently have in orbit have experienced operational problems:

     - In November 1995, a component on Orion 1 malfunctioned, resulting in a two-hour service interruption. Full service was restored using a back-up component. If the back-up component fails, Orion 1 would lose a significant amount of usable capacity.

     - SatMex's Solidaridad 1 satellite has experienced problems and mechanical difficulties that could shorten its operational life.

GLOBALSTAR SATELLITES HAVE A SHORTER DESIGN LIFE AND GLOBALSTAR MAY NOT BE ABLE TO REPLACE ITS SATELLITES AT THE END OF THEIR USEFUL LIVES.

     Globalstar's satellites have a minimum life-span of seven and one-half years. Globalstar plans to use funds from operations and possibly, proceeds from additional financings, to deploy a second generation of satellites to replace its first generation satellite constellation. However, enough money might not be available when needed, leaving Globalstar without a second-generation constellation.

SPACESYSTEMS/LORAL MAY FORFEIT PAYMENTS FROM CUSTOMERS DUE TO SATELLITE FAILURES OR LOSSES AFTER LAUNCH, AND THESE LOSSES MAY BE UNINSURED.

     Some of Space Systems/Loral's satellite manufacturing contracts provide that some of the total price is payable as "incentive" payments earned throughout the life of the satellite. While insurance against loss of these payments has been available in the past, the cost and availability of such insurance are subject to wide fluctuations. In addition, Space Systems/Loral is sometimes prohibited from insuring orbital incentive payments. Some of Space Systems/Loral's contracts call for in-orbit delivery, transferring the launch risk to Space Systems/Loral. Space Systems/Loral generally insures against this exposure.

     Space Systems/Loral records as revenue the present value of incentive payments as the costs associated with these incentive payments are incurred. Space Systems/Loral generally receives the present value of these incentive payments if there is a launch failure or a failure is caused by customer error. However, Space Systems/Loral forfeits these payments if the loss is caused by satellite failure or as a result of its own error. For example, in 1998, a satellite built by Space Systems/Loral experienced problems with two of its antennae. Space Systems/Loral currently estimates that this degradation could result in the loss of about 25% of the incentive payments under that contract. Further warranty claims by the customer may also be possible.

WE ARE A HOLDING COMPANY WITH SUBSTANTIAL DEBT AND COMMITMENTS AT OUR OPERATING LEVELS AND THIS FACT INCREASES THE RISK OF NONPAYMENT OF THE NOTES.

     We and our subsidiaries and operating affiliates have a significant amount of outstanding debt and commitments, including those described below. This fact creates a risk that the holders of the notes will not be paid on time or at all if we do not have sufficient funds to repay our debts. Since we are only a holding company, we depend on the ability of our operating subsidiaries and affiliates to provide us with the necessary funds to repay our debt obligations. However, our operating subsidiaries and affiliates are obligated to repay their own creditors before any of their funds can be dividended up to us for the repayment of our obligations to you or to our other creditors. The notes, therefore, are junior in right of repayment to all of the debt of our subsidiaries and affiliates by virtue of our corporate structure.

     - As of December 31, 1998, our outstanding consolidated debt, including the current portion, was $1.6 billion, all of which represents obligations of our subsidiaries to their creditors. In addition, we issued $350 million of the notes in January 1999.

     - As of December 31, 1998, our unconsolidated affiliates, SatMex and Globalstar, had outstanding debt, including the current portion, of $2.0 billion, and Globalstar had vendor financing of $371 million, both which are also senior to the notes by virtue of our structure.

     - We have a $115 million secured standby bank credit facility, which was undrawn as of December 31, 1998, supporting a guarantee of a $115 million term loan.

     - Space Systems/Loral has guaranteed $11.7 million under Globalstar's $250 million credit facility. In addition, we have a contingent liability of up to $56 million to Lockheed Martin Corporation under its guarantee of the Globalstar credit facility.

     - We have agreed to maintain certain assets in a trust to collateralize a $129.9 million obligation of Servicios Corporativos Satelitales, S.A. de C.V., in which we have a 65% economic interest. This obligation has a seven-year term and bears interest at 6.03%.

     We are allowed to incur substantial additional debt. This debt would be repaid on a proportional basis with the notes and therefore your risk of non-reimbursement would increase. Further, if we granted a security interest in any of our assets against any newly-incurred debt, the new debt would have priority of repayment over the notes, to the extent of the value of the assets granted as collateral, in a liquidation scenario.

     The ability of our subsidiaries and affiliates to pay dividends to us or otherwise support our obligations is limited by the terms of our debt instruments. We intend to use our available cash to help pay for the growth and operation of our businesses. If any of our subsidiaries or affiliates finds itself faced with an imminent payment default, we might be faced with a choice between making additional equity investments in a troubled company or accepting the loss of some or all of our equity investment.

IF OUR BUSINESS PLAN DOES NOT SUCCEED, OUR OPERATIONS MIGHT NOT GENERATE ENOUGH CASH TO PAY OUR OBLIGATIONS, INCLUDING THE NOTES.

     For the year ended December 31, 1998, we had a deficiency of earnings to cover fixed charges of $140 million, before taking into account the $350 million of notes we issued in January 1999. Our core businesses are capital intensive and need substantial investment before returns on investment can be realized. We are subject to substantial financial risks from possible delays or reductions in revenue, unforeseen capital needs or unforeseen expenses. Our ability to meet our obligations and execute our business plan could depend upon our ability and that of our operating subsidiaries and affiliates to raise cash in the capital markets. We can't be certain that this source of cash would be available in the future on favorable terms, if at all.

     Our ability to satisfy our obligations will depend upon our future financial performance which is subject to:

     - the successful execution of our business plan and those of our affiliates;

     - general economic conditions; and

     - financial, business, regulatory and other factors, including international conditions.

     These factors are to some extent beyond our control, and as a result, we cannot guarantee that we will be able to repay or refinance the notes or our other indebtedness at their maturity.

WE CURRENTLY DEPEND HEAVILY ON SPACE SYSTEMS/LORAL FOR A LARGE PORTION OF OUR REVENUE AND OPERATING INCOME.

     Currently, Space Systems/Loral generates a significant part of our revenue and operating income. Space Systems/Loral, in turn, has historically derived a large part of its revenues from a few customers. As a result, its revenues and operating results would be hurt if completed or canceled contracts are not promptly replaced with new orders.

     Space Systems/Loral's accounting for long-term contracts sometimes requires adjustments to profit and loss based on revised estimates during the performance of the contract. These adjustments may have a material effect on our results of operations in the period they are made. The estimates giving rise to these risks, which are inherent in long-term, fixed-price contracts, include the forecasting of costs and schedules, contract revenues related to contract performance, including revenues from orbital incentives, and the potential for component obsolescence due to procurements long ahead of assembly.

GLOBALSTAR IS A DEVELOPMENT STAGE COMPANY THAT HAS NOT BEGUN COMMERCIAL OPERATIONS.

     Until the Globalstar System is fully deployed and tested, we cannot be certain that it will perform as designed. Even if the system operates as it should, we can't be certain that the market will develop as we anticipate. The Globalstar System is still being deployed, and cannot begin commercial operations until:

     - at least 32 satellites are working in orbit;

     - the necessary ground equipment and user terminals are in place; and

     - the service provider is fully licensed in each country to be served.

The cost of building the Globalstar system has been revised upward from original estimates, and further increases are possible.

     Barring unexpected adverse developments, Globalstar will need approximately $600 million more in capital before it can begin commercial service in September 1999 as planned. As of December 31, 1998, and including the effect of a preliminary revision to Qualcomm's cost estimate, Globalstar's budgeted expenditures were $3.17 billion for the design, construction and deployment of the Globalstar system to commence commercial service and $340 million for budgeted financing costs. More money will be needed if Globalstar experiences delays in beginning commercial service, and in any event, after the commencement of commercial service and before positive cash flow is achieved. Although Globalstar believes it will be able to obtain the money it needs, we cannot be certain that it will be available on favorable terms or on a timely basis, if at all.

     Globalstar depends on independent service providers to supply the ground equipment and user terminals and market Globalstar service in each country where they plan to operate. We don't know whether these service providers will be successful. We expect that Globalstar service providers will operate in more than 100 countries, many of which have developing economies. Globalstar's strategy of focusing on areas which lack basic telephone service exposes it to the risk that customers in these economies will not be able to afford the service.

THERE ARE RISKS IN CONDUCTING BUSINESS INTERNATIONALLY.

     Some of our business is conducted outside the United States, which imposes more risks. We could be harmed financially and operationally by changes in foreign regulations and telecommunications standards, tariffs or taxes and other trade barriers. Customers in developing countries could have difficulties in obtaining the U.S. dollars they owe us, including as a result of exchange controls. Additionally, exchange rate fluctuations may adversely affect the ability of our customers to pay us in U.S. dollars. Moreover, if we ever need to pursue legal remedies against our foreign business partners or customers, we may have to sue them abroad, where it could be hard for us to enforce our rights.

WE ARE SUBJECT TO EXPORT CONTROLS, WHICH MAY RESULT IN DELAYS, UNFORESEEN ADDITIONAL COSTS AND UNCERTAINTIES TO SELL IN CERTAIN MARKETS.

     Like other exporters of space-related products and services, Space Systems/Loral needs licenses from the U.S. government whenever it sells a satellite to a foreign customer or launches a satellite abroad. Satellite export licensing has lately been politically controversial, resulting in delays of some approvals, and creating uncertainties about the continuing ability of U.S. satellite manufacturers to sell in certain markets.

     Space Systems/Loral has manufacturing relationships with foreign companies with regard to a number of its satellite contracts, which have also been impacted by the recent changes in U.S. export control laws. As a result, Space Systems/Loral must now obtain licenses from the U.S. Department of State in order to export certain satellite components to these foreign manufacturers. We cannot assure you that this licensing process will not result in delays to Space Systems/Loral's satellite program schedule. If Space Systems/Loral is unable to deliver its satellites or satellite components on a timely basis, Space Systems/Loral may incur penalties or lose incentive payments under its contracts.

     On December 23, 1998, the Office of Defense Trade Controls of the U.S. Department of State temporarily suspended the previously approved technical assistance agreement under which Space Systems/Loral had been preparing for the launch of the ChinaSat-8 satellite. According to the agency, the purpose of the temporary suspension is to permit it to review the agreement for conformity with newly-enacted legislation (Section 74 of the Arms Export Control Act) as to the export of missile equipment or technology. This suspension has delayed Space Systems/Loral's performance of its contractual obligations. If our customer terminates the ChinaSat-8 contract because of this delay, Space Systems/Loral will have to refund advances it has received from ChinaSat. These advances totaled $124 million as of December 31, 1998. In addition, Space Systems/Loral may incur penalties of up to $12 million upon such termination. Space Systems/Loral believes that it would cost about $38 million to refurbish and retrofit the satellite so that it could be sold to another customer. We cannot guarantee that Space Systems/Loral would find a replacement customer.

     The U.S. government recently announced that it will not grant an export license to Hughes Space & Communications, Inc. for a telecommunications satellite it is building for Asia Pacific Mobile Telecommunications. We do not know what this denial may mean for future applications of export licenses to Chinese customers or the resolution of the ChinaSat-8 suspension. If the U.S.

government continues to deny export licenses for satellites sold to the Chinese or other markets, Space Systems/Loral's business could be hurt.

SPACE SYSTEMS/LORAL IS THE TARGET OF A GRAND JURY INVESTIGATION; CONGRESS HAS HELD RELATED HEARINGS.

     Space Systems/Loral could be accused of criminal violations of the export control laws arising out of the participation of its employees in a committee formed to review the findings of the Chinese regarding the 1996 crash of a Long March rocket in China. Whether or not Space Systems/Loral is indicted or convicted, Space Systems/Loral will remain subject to the State Department's general statutory authority to prohibit exports of satellites and related services if it finds that Space Systems/Loral has violated the Arms Export Control Act. Further, the State Department can suspend export privileges whenever it determines that grounds for debarment exist and that suspension "is reasonably necessary to protect world peace or the security or foreign policy of the United States." If Space Systems/Loral were to be indicted and convicted of a criminal violation of the Arms Export Control Act, it:

     - would be subject to a fine of up to $1 million per violation;

     - could be debarred from certain export privileges; and

     - could be debarred from participation in government contracts.

Since many of Space Systems/Loral's satellites are built for foreign customers and/or launched on foreign rockets, a debarment would have a material adverse effect on Space Systems/Loral's business, which in turn would affect us.

     A committee of the U.S. House of Representatives, chaired by Representative Cox, is investigating U.S. satellite export policy toward China. The committee recently issued a report which has been declassified in part. The other portions of the report, which could be issued shortly, could contain negative comments about Space System/Loral's compliance with the export control laws.

     Further, we can't assure you that future licenses for satellites will be granted in the same manner and time frame, if at all, as in the past after the State Department takes over the licensing from the Commerce Department in March 1999.

WE SHARE CONTROL OF OUR AFFILIATES WITH THIRD PARTIES.

     Third parties have significant ownership, voting and other rights in many of our subsidiaries and affiliates. As a result, we do not always have full control over management of these entities and the rights of these third parties and fiduciary duties under applicable law could result in these entities taking actions not in our best interests or in refraining to take actions that we deem advisable.

To the extent that these entities are or become customers of Space Systems/ Loral, these conflicts could become acute. For example:

     - Although we are the managing general partner and largest equity owner of Globalstar, our control is limited by the supermajority rights of Globalstar's limited partners.

     - Primary operational control of SatMex is vested in Mexican nationals, as required by Mexican law, subject to certain supermajority rights which we retain.

     - The Europe*Star joint venture, initiated by Alcatel, is under its control, subject to our supermajority rights.

     - Future joint ventures between Alcatel and us within the Loral Global Alliance will be controlled by the initiating party, subject to supermajority rights in favor of the non-initiating party.

     - Alcatel is an investor in CyberStar, and has supermajority rights in it.

THERE ARE POTENTIAL CONFLICTING COMMERCIAL INTERESTS AMONG OUR SUBSIDIARIES AND AFFILIATES.

     Loral Skynet, SatMex, Loral Orion and Europe*Star have adopted a marketing policy that provides for collaboration and cross-selling of capacity among the Loral Global Alliance members. If, however, the members of the Loral Global Alliance do not collaborate but rather compete in areas of overlapping capacity, conflicting commercial interests among our subsidiaries and affiliates may arise. Both Loral Skynet and Loral Orion own or are building satellites whose coverage areas overlap with those of SatMex and Europe*Star. If Loral Skynet and Loral Orion do not collaborate with SatMex and Europe*Star, or vice versa, under the Loral Global Alliance, Loral Skynet and Loral Orion might compete directly with Europe*Star and SatMex for customers.

     Partners and affiliates of Globalstar, including companies affiliated with us, will be among Globalstar's service providers and may, therefore, have conflicts with Globalstar and/or us over service provider agreements.

OUR BUSINESS IS REGULATED, CAUSING UNCERTAINTY AND ADDITIONAL COSTS.

     Our business is regulated by authorities in more than 100 jurisdictions, including the Federal Communications Commission, the International Telecommunications Union and the European Union. As a result, some of the activities which are important to our strategy are beyond our control. The following are some strategically important activities which are regulated by various government authorities:

     - the expansion of Loral Skynet's operations beyond the domestic U.S.
       market;

     - the proposed launch and operation of Orion 2 and Orion 3;

     - the international service offered by Loral Orion;

     - the manufacture and export of satellites;

     - the launch of Globalstar satellites; and

     - the expansion of SatMex's Latin American presence.

     Regulatory authorities in the various jurisdictions in which we operate can modify, withdraw or impose charges or conditions upon the licenses which we need, and so increase our cost of doing business. The regulatory process also requires that we negotiate with third parties operating or intending to operate satellites at or near orbital locations where we place our satellites so that the frequencies of the satellites do not interfere. Because we cannot guarantee the results of negotiations with third parties, "frequency coordination" is an additional source of uncertainty. We cannot guarantee successful frequency coordination for our satellites. In particular, we have learned that Eutelsat, which may claim a priority filing with the International Telecommunications Union, has recently placed a satellite that is beyond its useful life at 12.5 degrees W.L., near the 12 degrees W.L. orbital location intended for Orion 2. If Eutelsat launches a replacement satellite into the 12.5 degrees W.L. orbital location, it would interfere with the Orion 2 satellite at 12 degrees W.L. We have entered into discussions with Eutelsat to resolve the issues relating to this orbital location; however, we cannot guarantee a successful resolution.

     Failure to successfully coordinate our satellites' frequencies or to resolve other required regulatory approvals could have a material adverse effect on our financial condition and on our results of operations.

SPACE SYSTEMS/LORAL COMPETES WITH LARGE MANUFACTURERS WITH SIGNIFICANT
RESOURCES.

     In the manufacture of our satellites, we compete with very large well-capitalized companies, including several of the world's largest corporations, such as Hughes Space & Communications, Inc., a subsidiary of General Motors Corporation, and Lockheed Martin Corporation. These companies have considerable financial resources which they may use to gain advantages in marketing and in technological innovation. Space Systems/Loral's success will depend on its ability to innovate on a cost-effective and timely basis.

WE COMPETE WITH A NUMBER OF SERVICE PROVIDERS FOR MARKET SHARE AND CUSTOMERS; TECHNICAL DEVELOPMENTS FROM COMPETITORS OR OTHERS MAY REDUCE DEMAND FOR SATELLITE-BASED SERVICES.

     When Globalstar enters the satellite-based mobile phone business, it will face intense competition for customers from various companies, and in particular Iridium LLC, ICO Global and providers of land-based mobile phone services. We cannot assure you that Globalstar will attract enough subscribers either to compete effectively or to implement its current business plan.

     We face competition in the provision of fixed-satellite services from companies such as PamAmSat Corporation, GE Americom, SES Astra and quasi-governmental organizations such as Intelsat. Because this market is mature, competition may cause downward price pressures, which may adversely affect our profits.

     We, through Loral Orion and our affiliate CyberStar, also face competition in the provision of high-speed data communications, such as Internet applications, from providers of land-based data communications services, such as cable operators and traditional telephone service providers. In addition, Loral Orion and CyberStar may face competition in the future from Teledesic Corporation's proposed system and Hughes's Spaceway system. We cannot assure you that Loral Orion or CyberStar will attract enough customers either to compete effectively or to implement their business plans.

     As land-based telecommunications services expand, demand for some satellite-based services may be reduced. New technology could render satellite-based services less competitive by satisfying consumer demand in other ways or through the use of incompatible standards.

     We also compete for local regulatory approval in places in which both we and a competitor may want to operate. We also compete for scarce frequency assignments and fixed orbital positions.

THE YEAR 2000 PROBLEM.

     Many computer systems and software programs may not function properly in the year 2000 and beyond because of a once common programming standard which used two digits instead of four digits to signify a year. These computer systems and software programs read the year 1999 as "99" and not "1999". Because of this, the year 2000 may appear as the year 1900, which could result in system failures or disruptions. This problem is often referred to as the "Year 2000" issue.

     If we are unable to fix a material Year 2000 problem, we could experience an interruption or failure of our business operations. Likewise, if our suppliers are unable to fix a material Year 2000 problem, a resulting interruption or failure of their business could hurt us.

WE RELY ON KEY PERSONNEL.

     We need highly qualified personnel. Except for Mr. Bernard L. Schwartz, our Chairman and Chief Executive Officer, none of our officers has an employment contract, and we do not maintain "key man" life insurance on any of our personnel. The departure of any of our key executives could have an adverse effect on our business.

THERE ARE RISKS REGARDING FORWARD-LOOKING STATEMENTS.

     Some statements or information contained in this prospectus are not historical facts but are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). They can be identified by the use of forward-looking words such as "believes", "expects", "plans", "may", "will", "should", or "anticipates" or their negatives or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Some of the factors which may cause future results and performance to differ from what we may imply here are:

     - the space environment, where our satellites operate, is a harsh environment;

     - governments may change regulations or institute new rules, which could have an impact on our operations;

     - we need to be able to have access to scarce rockets to launch our satellites;

     - Globalstar is a development-stage company that may continue to lose money, have negative cash flow, require additional money and suffer delays in meeting its targets;

     - we depend on Space Systems/Loral for operating income;

     - there is severe competition in our business; and

     - our subsidiaries and affiliates owe significant amounts of money.

     We warn you that forward-looking statements are only predictions. Actual events or results may differ materially as a result of risks that we face, including those presented above. These are representative of factors that could affect the outcome of the forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes as described in this prospectus. The proceeds from the old notes were used to purchase $150 million face amount of convertible preferred stock of Globalstar Telecommunications Limited and to pursue satellite service opportunities worldwide. You will receive in exchange for the old notes new notes in like principal amount. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in the indebtedness of Loral.

                                 CAPITALIZATION

     The following table presents, as of December 31, 1998, the actual cash and cash equivalents and capitalization of Loral and as adjusted to give effect to the net proceeds of the offering of the old notes and Loral's purchase of $150 million face amount of convertible preferred stock of Globalstar
Telecommunications Limited.

                                                         AS OF DECEMBER 31, 1998
                                                        -------------------------
                                                          ACTUAL      AS ADJUSTED
                                                        ----------    -----------
                                                             (IN THOUSANDS)
Cash and cash equivalents.............................  $  546,772    $  743,772
                                                        ==========    ==========
Debt
  Recourse debt(1)
     Term loan(2)(3)..................................  $  275,000    $  275,000
     Revolving credit facility(2)(3)..................     205,000       205,000
     Note purchase facility(3)........................     126,657       126,657
     Other(3)(4)......................................      15,623        15,623
     9 1/2% senior notes due 2006 ($350 million
       principal amount)..............................          --       343,000
                                                        ----------    ----------
       Total recourse debt............................     622,280       965,280
                                                        ----------    ----------
  Non-recourse debt(5)
     Loral Orion 11 1/4% senior notes due 2007 ($443
       million principal amount)......................     507,573       507,573
     Loral Orion 12 1/2% senior discount notes due
       2007 ($484 million principal amount)...........     408,812       408,812
     Loral Orion -- other.............................      17,110        17,110
                                                        ----------    ----------
       Total non-recourse debt........................     933,495       933,495
                                                        ----------    ----------
          Total debt, including current portion.......   1,555,775     1,898,775
Shareholders' equity..................................   2,935,721     2,935,721
                                                        ----------    ----------
Total capitalization..................................  $4,491,496    $4,834,496
                                                        ==========    ==========

-------------------------

(1) Includes debt of Loral SpaceCom Corporation and its subsidiaries.

(2) Loral SpaceCom Corporation has an $850 million credit facility. The facility consists of a $500 million revolving credit facility, a $275 million term loan facility and a $75 million letter of credit facility.

(3) See Note 7 of Loral's 1998 annual consolidated financial statements incorporated by reference in this prospectus.

(4) In addition, Loral has a $115 million secured standby credit facility, which was undrawn as of December 31, 1998, supporting a guarantee of a $115 million term loan.

(5) In connection with the Loral Orion acquisition, Loral did not assume Loral Orion's senior notes and senior discount notes or Loral Orion's other debt. Such debt remains outstanding and is non-recourse to Loral. The carrying value of the Loral Orion senior notes and senior discount notes was increased to reflect a fair value adjustment aggregating $153 million based on quoted market prices at the date of acquisition.

                                    BUSINESS

     Loral is one of the world's leading satellite communications companies operating in four business segments:

SATELLITE MANUFACTURING AND TECHNOLOGY

     Space Systems/Loral, our wholly-owned subsidiary is a worldwide leader in the design, manufacture and integration of satellites and space systems. Space Systems/Loral draws on a 40-year history, during which satellites manufactured by Space Systems/Loral have achieved more than 650 years of cumulative on-orbit experience. Space Systems/Loral manufactures satellites that provide telecommunications, weather forecasting, and direct broadcast services. Space Systems/Loral is the leading supplier of satellites to Intelsat, an international consortium of 135 member nations which is currently the world's largest operator of communications satellites.

     Space Systems/Loral has a reputation for technical excellence, a long record of reliable performance and offers its customers competitive pricing and on-orbit delivery packages. We believe that Space Systems/Loral's advanced manufacturing and testing facilities and long-term customer relationships have enabled it to compete effectively in the commercial space systems marketplace.

FIXED SATELLITE SERVICES

     We provide fixed satellite services through our wholly-owned subsidiaries, Loral Skynet and Loral Orion, Inc., and our affiliate, Satelites Mexicanos, S.A. de C.V., which together with the newly founded Europe*Star joint venture between us and Alcatel, comprise the Loral Global Alliance. The Loral Global Alliance provides for cross-selling arrangements among its members' respective sales forces and for cooperative marketing and promotional activities to offer customers "one stop shopping" for their local, regional and global needs.

     Loral Global Alliance members currently have seven satellites in orbit. In addition, Loral Skynet and Loral Orion expect to launch three additional satellites in the next six months. Together, these satellites will have footprints covering virtually all of the world's population.

     Customers in the developed world use our geosynchronous satellites (satellites whose high orbits enable them to remain fixed over a single point over the earth's equator) primarily to distribute television programming and to collect live video feeds from breaking news and sporting events. In the developing world a large portion of geosynchronous satellite capacity is also dedicated to long-distance telephone service. Geosynchronous satellites are increasingly used for international Internet communications, high-speed data services and for business and educational television.

DATA SERVICES

     Through our data services segment, which is a business in development, we intend to capitalize on the increasing worldwide demand for information and Internet access by providing satellite-based end-to-end customer solutions through Loral Orion and CyberStar. Loral Orion is a leading provider of satellite-based data transport services in Europe, providing multinational corporations with managed communications networks capable of carrying high-speed data, fax, video teleconferencing, voice and other specialized services. Loral Orion also provides the fast growing Internet service provider market with Internet access via its satellites. With the launch of Orion 3 and Orion 2, which is expected to occur in the second and third quarters of 1999, respectively, Loral Orion will expand its service offering into Asia and Latin America.

     Our subsidiary, CyberStar, provides a high-speed data communications system. CyberStar will offer its customers a variety of services that enhance corporate communications and provide for the efficient, secure and timely exchange of information. We own approximately 82% of CyberStar and act as its managing general partner.

GLOBAL MOBILE TELEPHONY

     Globalstar has begun to launch and is preparing to operate an innovative satellite constellation that will create a wireless digital telephone system serving most of the populated areas of the world. The Globalstar(TM) System has now launched 20 of the 52 satellites (including four in-orbit spares) that will complete its full constellation, and is scheduled to commence service in September 1999 with at least 32 satellites. We own approximately 43% of Globalstar and act as its managing general partner.

     Globalstar service will be marketed through service providers which Globalstar expects will focus their efforts on extending service to the millions of people who currently lack basic telephone service. Accordingly, Globalstar plans to keep its wholesale price for capacity low and to provide service both to mobile handsets and fixed terminals in remote locations.

     Globalstar satellites orbit the earth at much lower altitudes than geosynchronous satellites and move relative to the earth's surface. Consequently, the low orbit satellites in Globalstar's constellation are designed with the ability to hand calls off from one satellite to another to provide continuous coverage.

BUSINESS STRATEGY

     Our goal is to assemble the building blocks essential to the creation of a seamless, global networking capability for the information age. Our strategy is to capitalize on our innovative capabilities, market position and advanced technologies to offer value-added satellite-based services as part of the evolving worldwide communications networks. In addition, we plan to form strategic alliances with major telecommunications service providers and equipment manufacturers in order to enhance and expand our satellite communications service opportunities.

     We believe that demand for satellite-based communications services will continue to grow due to:

     - growing demand for Internet and intranet services, especially outside the United States;

     - increased size and scope of television programming distribution;

     - worldwide deregulation of telecommunications markets;

     - continuing technological advancement; and

     - accelerating demand for high speed data services.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We sold the old notes on January 21, 1999 to the initial purchasers, who placed the old notes with certain institutional investors. In connection with this sale, we entered into a registration rights agreement with the initial purchasers. Under this registration rights agreement we agreed, for the benefit of the holders of the old notes, that we would, at our sole cost, within 90 days following the original issuance of the old notes, file with the SEC an exchange offer registration statement -- of which this prospectus is a part -- under the Securities Act. This exchange offer registration statement is filed with respect to an issue of a series of our new notes identical in all material respects to the series of old notes. We agreed further that we would use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act at the earliest possible time, but in no event later than 210 days following the original issuance of the old notes. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes. The new notes will be issued without a restrictive legend and may, subject to certain exceptions described below, be reoffered and resold by their holders without restrictions or limitations under the Securities Act.

RESALE OF THE NEW NOTES

     Each holder desiring to participate in the exchange offer will be required to represent, among other things, that

     (1) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of ours;

     (2) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes; and

     (3) it is acquiring the new notes in the ordinary course of its business.

     A holder unable to make the above representations is referred to as a restricted holder. A restricted holder will not be able to participate in the exchange offer, and may only sell its old notes under a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or under an exemption from the registration requirement of the Securities Act.

     Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of the new notes. Based upon interpretations by the staff of the SEC, we believe that new notes issued under the exchange offer to participating broker-dealers may be offered for resale, resold, and otherwise transferred by a participating broker-dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements of the Securities Act.

     We have agreed that for a period of 180 days following completion of the exchange offer we will make this prospectus available to participating broker-dealers for use in connection with any such resale. During the period, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market-making or other trading activities.

     Based upon interpretations by the staff of the SEC, we believe that new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by a holder of the new notes -- other than a participating broker-dealer -- without compliance with the registration and prospectus delivery requirements of the Securities Act.

     If prior to the completion of the exchange offer, existing SEC interpretations are changed in such a way that the new notes received by holders other than restricted holders in the exchange offer are not or would not be, upon receipt, transferable by each such holder without restriction under the Securities Act, we could file with the SEC a shelf registration statement. We are further required under the exchange offer registration rights agreement to use our reasonable best efforts to cause the shelf registration statement to be declared effective at the earliest possible time, but in no event later than 210 days after such obligation arises and to keep such shelf registration continuously effective for a period ending on the earlier of the second anniversary of the issuance of the old notes or when there are no longer any registrable securities outstanding.

     Registrable securities means the old notes, unless

     - the old notes are sold pursuant to Rule 144 -- or any successor provision -- under the Securities Act under circumstances in which any legend borne by such notes relating to restrictions on their transferability, under the Securities Act or otherwise, is removed by us,

     - or in accordance with the indenture,

     - or if the notes are eligible to be sold pursuant to paragraph (k) of Rule 144, or

     - or when these notes shall cease to be outstanding.

SHELF REGISTRATION STATEMENT

     If the shelf registration statement is filed, we will provide to each holder of registrable securities covered by the shelf registration statement copies of any shelf registration statement or any prospectus which is a part of the shelf registration statement. We will further notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of registrable securities. A holder of registrable securities that sells those registrable securities pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser. This holder will also be subject to some of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the exhange offer registration rights agreement which are applicable to it, including some indemnification obligations. In addition, holders of registrable securities will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the exchange offer registration rights agreement in order to have their registrable securities included in the shelf registration statement and benefit from the provisions regarding liquidated damages, if any, set forth in the following paragraph.

     If

     (1) we are required to file the shelf registration statement and

     (2) the shelf registration has not become effective or been declared effective by the SEC on or before the 210th day after the obligation to file a shelf registration statement arises, or

     (3) the shelf registration statement is filed and declared effective but shall thereafter cease to be effective -- except as specifically permitted in the exchange offer registration rights agreement -- without being succeeded promptly by an additional registration statement filed and declared effective, then interest referred to as Liquidated Damages will accrue in addition to any stated interest on the Securities.

     We call each of the events referred to in clauses (1) through (3) a "Registration Default." Liquidated Damages will accrue at the rate of $.05 per week per $1,000 principal amount of the notes. It will accrue for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect, after which time no Liquidated Damages will accrue. After the first 90-day period during which Liquidated Damages accrue, Liquidated Damages will increase by an additional $.05 per week per $1,000 of principal amount of the notes, provided that Liquidated Damages will not exceed a maximum of $.50 per week per $1,000 principal amount of the notes. The Liquidated Damages will be payable in cash semi-annually in arrears on each March 15 and September 15 in accordance with the exchange offer registration rights agreement. Liquidated Damages will be paid at the increased rate until the shelf registration has become or has been declared effective.

     Payment of Liquidated Damages is the sole remedy available to the holders of registrable securities in the event that we do not comply with the deadlines set forth in the exchange offer registration rights agreement with respect to the registration of registrable securities for resale under the shelf registration statement.

BERMUDA REGULATORY REQUIREMENTS

     The exchange offer will be subject to the filing of a copy of this prospectus with the Registrar of Companies in Bermuda, together with confirmation from our Bermuda attorneys that the SEC, as a competent regulatory authority under section 26(2)(b) of the Companies Act 1981, has received or otherwise accepted this prospectus as a basis for offering the new notes to the public.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount at stated maturity of new notes in exchange for each $1,000 principal amount at stated maturity of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 at stated maturity.

     The form and terms of the new notes will be identical in all material respects (including principal amount, interest rate, maturity and ranking) to the terms of the old notes for which they may be exchanged pursuant to the exchange offer, except that the new notes will have been registered under the Securities Act. Therefore, they will not bear legends restricting their transfer and will not contain terms providing for an increase in the interest rate on the old notes under circumstances described in the exchange offer registration rights agreement. The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture under which the old notes were, and the new notes will be, issued.

     As of the date of this prospectus, $350 million aggregate principal amount of the old notes is outstanding. We have fixed the close of business on April 15, 1999 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus, together with the letter of transmittal, will initially be sent.

     Holders of the old notes do not have any appraisal or dissenters' rights under law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

     Holders who tender old notes in the exchange offer will not be required to pay a brokerage commission or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" shall mean 5:00 p.m., New York City time, on May 17, 1999, unless we will, in our reasonable discretion, extend the exchange offer, in which case the term expiration date will mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of this fact prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date, unless otherwise required by applicable law or regulation.

     We reserve the right, in our reasonable discretion,

     (1) to delay accepting any old notes, to extend the exchange offer or, if in our reasonable judgment, any of the conditions described below under the caption "-- Conditions" are not satisfied, to terminate the exchange offer, by giving oral or written notice of this delay, extension or termination to the exchange agent, or

     (2) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof.

     If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders. In addition, we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING

     Only a holder of old notes may tender such old notes in the exchange offer. A holder who wishes to tender old notes for exchange pursuant to the exchange offer must transmit a properly completed and duly executed letter of transmittal, or a facsimile thereof, together with any required signature guarantees, or, in the case of a book-entry transfer, agent's message, and any other required documents, to the exchange agent prior to midnight, New York City time, on the expiration date. In addition, either

     (1) certificates for such old notes must be received by the exchange agent prior to the expiration date, along with the letter of transmittal,

     (2) a timely confirmation of a book-entry transfer of these old notes into the exchange agent's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

     (3) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the old notes, or the book-entry confirmation, as the case may be, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURE DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     DTC has authorized DTC participants that hold old notes on behalf of beneficial owners of old notes through DTC to tender their old notes as if they were holders. To effect a tender of old notes, DTC participants should either

     (1) complete and sign the letter of transmittal (or a manually signed facsimile thereof), have the signature thereon guaranteed if required by the instructions to the letter of transmittal and mail or deliver the letter of transmittal (or the manually signed facsimile) to the exchange agent pursuant to the procedures set forth in "Procedures for Tendering" or

     (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program for which the transaction will be eligible and follow the procedures for book-entry transfer set forth in "-- Book-Entry Transfer."

     The tender by a holder will constitute an agreement between this holder and us in accordance with the terms and subject to the conditions contained in this prospectus and in the letter of transmittal.

     The method of delivery of the old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes, or book-entry confirmation, as the case may be, should be sent to us.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on his own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the beneficial owner's old notes, either make appropriate arrangements to register ownership of the old notes in this owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, these old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing unless waived by us. Evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the old notes tendered pursuant thereto are tendered

     (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     (2) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-5 under the Exchange Act (an "Eligible Institution").

     We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tender of old notes must be cured within the time as we shall determine. Neither we, the exchange agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of old notes. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will not be deemed to have been properly tendered. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     By tendering, each holder will represent to us, among other things, that it is not a restricted holder. Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     For each old note accepted for exchange, the holder of this old note will receive a new note having a principal amount equal to that of the surrendered old note. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice thereof to the exchange agent.

     In all cases, the issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the old notes or a timely book-entry confirmation of these old notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or agent's message and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, or if old notes are submitted for a greater principal amount than the holder desires to exchange, these unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of these notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility, pursuant to the book-entry transfer procedures described below. These non-exchanged old notes will be credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration date.

BOOK-ENTRY TRANSFER

     The exchange agent will establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of old notes may make a book-entry tender of old notes by causing DTC to transfer such old notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although the tender of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a manually signed facsimile thereof, properly completed and validly executed, with any required signature guarantees, or an agent's message in lieu of the letter of transmittal, and any other required documents, must, in any case, be received by the exchange agent at its address set forth below under the caption "Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

     The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the old notes stating

     (1) the aggregate principal amount of old notes which have been tendered by the participant,

     (2) that this participant has received and agrees to be bound by the term of the letter of transmittal and

     (3) that we may enforce such agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their old notes and

     (1) whose old notes are not immediately available,

     (2) who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or

     (3) who cannot complete the procedure for book-entry transfer on a timely basis,

may effect a tender if:

       (a) the tender is made through an eligible institution;

       (b) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an agent's message, together with the certificate(s) representing the old notes, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

       (c) such properly completed and executed letter of transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an agent's message, as well as the certificate(s) representing all tendered old notes in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must

     (1) specify the name of the person having deposited the old notes to be withdrawn (the "Depositor"),

     (2) identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes),

     (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of these old notes into the name of the person withdrawing the tender and

     (4) specify the name in which any of the old notes are to be registered, if different from that of the Depositor.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the book-entry transfer facility. We will determine in our sole discretion all questions as to the validity, form and eligibility (including time of receipt) of those notices, which determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above.

     Any old notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the exchange offer will be returned as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer to the holder of the old notes, without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with such book-entry transfer facility for the old notes.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we are not required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer as provided herein before the acceptance of such old notes, if:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries;

     (b) any change or any development involving a prospective change in our business or our financial affairs or in that of any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

     (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

     (d) any governmental approval has not been obtained, which approval we, in our reasonable discretion, shall deem necessary for the consummation of the exchange offer as contemplated hereby.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the respective right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If we determine in our reasonable discretion that any of the conditions are not satisfied, we may

     (1) refuse to accept any old notes and return all tendered old notes to the tendering holders,

     (2) extend the exchange offer and retain all old notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw their tendered old notes (see "-- Withdrawal of Tenders" above) or

     (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose this waiver by means of a prospectus supplement that will be distributed to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:
                            To: The Bank of New York

                           By Hand/Overnight Courier:

                              The Bank of New York
                               101 Barclay Street
                             Corporate Trust Window
                                  Ground Level
                               New York, NY 10286
                             Attn: Ayikwei Aryeety

                             Facsimile Transmission
                          (Eligible Institutions Only)
                                 (212) 815-6339

                      Confirm by Telephone: (212) 815-6387

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     We will also pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

     We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. The same applies if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer. If satisfactory evidence of payment of these taxes or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the notes.

REGULATORY APPROVALS

     We do not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

OTHER

     Participation in the exchange offer is voluntary and holders of old notes should carefully consider whether to accept the terms and conditions of the exchange offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

                            DESCRIPTION OF THE NOTES

     The new notes are issued pursuant to the indenture, dated as of January 15, 1999, between Loral and The Bank of New York, as trustee. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act and, therefore,

     - will not bear legends restricting their transfer and

     - will not contain certain terms providing for an increase in the interest rate under the circumstances described in the registration rights agreement.

     The indenture and its associated documents contain the full legal text of the matters described in this section. A copy of the indenture has been filed with the SEC as part of our registration statement. See "Where You Can Find More Information" on page 101 on how to obtain a copy.

     The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. In this section, capitalized words signify defined terms that have been given special meaning in the indenture. We describe the meaning only for the most important terms under "Certain Definitions."

     For purposes of this section, "Loral" refers to Loral Space & Communications Ltd. and does not include its subsidiaries except for purposes of financial data on a consolidated basis.

BRIEF DESCRIPTION OF THE NOTES

     These notes:

     - are general unsecured obligations of Loral;

     - will mature on January 15, 2006;

     - are structurally junior in right of payment to all existing and future Indebtedness of Loral's subsidiaries, including Indebtedness incurred under the Credit Agreement;

     - are equal in right of payment with all existing and future senior Indebtedness of Loral (except as to assets pledged to secure such Indebtedness); and

     - are senior in right of payment to any future Indebtedness which is by its terms junior in right of payment to any senior Indebtedness of Loral.

     As of the date of this prospectus, all of Loral's subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the caption "-- Covenants -- Designation of Restricted and Unrestricted Subsidiaries," Loral is permitted to designate certain of its subsidiaries as

"Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

     The indenture under which the notes are issued permits Loral and its Restricted Subsidiaries (based on Loral's December 31, 1998 financial condition) to incur at least $3.5 billion of additional Indebtedness, and does not limit the amount of debt Loral's Restricted Subsidiaries may incur which is without legal recourse to Loral. Indebtedness incurred by Loral's subsidiaries will be effectively senior to the notes as to the assets of the borrowing subsidiary. Such Indebtedness may also be secured, in which case it will be effectively senior to the notes as to these assets. The other restrictive covenants contained in the indenture contain similarly broad exceptions and qualifications. For example, the indenture permits Loral to make investments in affiliates that it does not control.

PRINCIPAL, MATURITY AND INTEREST

     The indenture permits Loral to issue notes in a maximum aggregate principal amount of $500 million. $350 million were issued in the offering on January 21, 1999. Loral has and will issue notes in denominations of $1,000 and integral multiples of $1,000. The issued notes will mature on January 15, 2006.

     Interest on the notes will accrue at the rate of 9 1/2% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 1999. Loral will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

     Interest on the notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If the holder has given wire transfer instructions to Loral, it will pay all principal, interest and premium payments on the holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Loral elects to make interest payments by check mailed to each holder at the holder's address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. Loral may change the paying agent or registrar without prior notice to the holders, and Loral or any of its subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require the holders, among other things, to furnish appropriate endorsements and transfer documents and Loral may require the holders to pay any taxes and fees required by law or permitted by the indenture. Loral is not required to transfer or exchange any note selected for redemption. Also, Loral is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The registered holder of a note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

     Before January 15, 2002, Loral may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 109.500% of the principal amount thereof, plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more equity offerings; provided that:

     (1) at least 65% of the aggregate principal amount of notes originally issued remain outstanding immediately after each such redemption, excluding notes held by Loral and its subsidiaries; and

     (2) the redemption must occur within 60 days of the date of the closing of such equity offering.

     Except according to the preceding paragraph and as described in "-- Special Tax Redemption," the notes will not be redeemable at our option before January 15, 2003.

     On or after January 15, 2003, Loral may redeem all or part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices described in the table below plus accrued and unpaid interest, Additional Amounts and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2003........................................................   104.750%
2004........................................................   102.375%
2005 and thereafter.........................................   100.000%

Redemption prices are expressed as percentages of principal amount.

SPECIAL TAX REDEMPTION

     If Loral determines, based upon an opinion of counsel, that it has become or would become obligated to pay, on the next date on which any amount would be payable with respect to a note, any Additional Amounts as a result of a change in or an amendment to the laws (including any regulations promulgated under these laws) of any relevant jurisdiction, or any change in or amendment to any official position regarding the application or interpretation of these laws or regulations, which change or amendment becomes effective on or after the date of this prospectus and which change shall not have been disclosed to the public before the date of this prospectus, and that this obligation cannot be avoided by us taking reasonable measures Loral may redeem, at its option, all the affected notes -- but, except pursuant to clause (c) below, not less than all the affected notes -- on not less than 30 nor more than 60 days' notice, at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of redemption, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, (such optional redemption, a "Special Tax Redemption"); provided, however, that

     (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which Loral would be obligated to pay such Additional Amounts were a payment in respect of the notes then due,

     (b) at the time any such Special Tax Redemption notice is given, the obligation to pay such Additional Amounts must remain in effect; and

     (c) Loral may redeem the affected notes in part if it redeems all affected notes held by holders in respect of which, as a result of the foregoing, Loral is or would be obligated to pay Additional Amounts based on a withholding tax rate in excess of 10%.

     Notwithstanding the foregoing, Loral may not redeem the affected notes if it is obligated to pay any Additional Amounts as a result of a change in or an amendment to the laws, including regulations promulgated thereunder, or any change in or amendment to any official position regarding the application or interpretation of those laws or regulations, of a relevant jurisdiction that occurs or is disclosed on or before the six month anniversary of the date on which the relevant jurisdiction became a relevant jurisdiction. However, if Loral reincorporates in the United States and Additional Amounts are payable with respect to taxes imposed by the United States or any political subdivision or taxing authority thereof or therein, this restriction on the Loral's ability to redeem the affected notes shall not apply.

     Unless the change of law occurs or is disclosed before the date of such reincorporation and shall not apply if, absent such reincorporation,

     (a) Loral would nonetheless have been required to pay Additional Amounts with respect to such affected notes in respect of such United States taxes and

     (b) without regard to this proviso, Loral would have been entitled to redeem such affected notes under a Special Tax Redemption as a result of such payment of Additional Amounts.

MANDATORY REDEMPTION

     Loral is not required to make mandatory redemption or sinking fund payments with respect to these notes.

ADDITIONAL AMOUNTS

     All payments of principal of, premium, if any, Liquidated Damages, if any, and interest on each note will be made free and clear of, and without withholding or deduction for, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, "Taxes") imposed, levied, collected, withheld or assessed by or within any jurisdiction in which Loral is then incorporated (or the jurisdiction of incorporation of any successor of Loral) or any other jurisdiction in which Loral (or Loral's successor) are resident for tax purposes or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction in respect of principal, premium, if any, liquidated damages, if any, or interest is so required, Loral, or any successor, will pay those Additional Amounts as will result in receipt by each holder of the notes of the gross amount as would have been received by the holder or the beneficial owner with respect to this note, as applicable, had no such withholding or deduction (including any withholding or deduction applicable to Additional Amounts payable) been required, except that no Additional Amounts will be payable for or on account of:

     (1) Taxes that would not have been imposed but for

          (a) the existence of any present or former connection between a holder or a beneficial owner (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, a holder, if the holder is an estate, trust, partnership or corporation) and the relevant jurisdiction, including if this holder (or such fiduciary, settler, beneficiary, member, shareholder or possessor) is or has been a national, domiciliary or resident of or treated as a resident thereof or having been present or engaged in a trade or business therein or having had a permanent establishment therein; or

          (b) Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (or any successor provision);

     (2) any estate, inheritance, gift, sale, transfer or similar tax, assessment or other governmental charge;

     (3) any tax that is imposed or withheld by reason of a holder's failure or a beneficial owner's failure to timely comply with Loral's request, addressed to the holders (a) to provide reasonably required or requested information concerning a holder's nationality, residence or identity or those of a beneficial owner or (b) to make any reasonably required or requested declaration, filing or claim or satisfy any reasonably required or requested information or reporting requirement, which, in the case of (a) or (b), is required or imposed by statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax; provided, however, that (i) providing information required by IRS Forms W-8, 1001 and 4224 and any successors thereto and (ii) the execution and delivery of such forms is deemed to be reasonably required or requested; or

     (4) any combination of (1), (2) and (3);

nor shall Additional Amounts be paid with respect to payment of the principal of or any premium or interest on any such note, to any holder (including any fiduciary or partnership) to the extent that the beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the note.

     Where required by applicable law, Loral or any paying agent, as the case may be, will also

     (a) make such withholding or deduction in respect of any taxes and

     (b) remit the full amount withheld or deducted to the relevant authority in accordance with applicable law.

     Loral will furnish to each holder, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts satisfactory to the trustee evidencing such payment by Loral.

     Whenever there is mentioned in any context the payment of principal of or any premium or interest on, or in respect of, a note, or the net proceeds received from Loral on the sale or exchange of any note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were, or would be payable in respect thereof pursuant to the indenture.

     Loral will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges, or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the notes or any other document or instrument relating thereto, or the receipt of any payments with respect to the notes, excluding such taxes, charges, or similar levies imposed by any jurisdiction outside of any jurisdiction in which Loral or the paying agent are located or incorporated (except those resulting from or required to be paid in connection with, the enforcement of the notes or any other such document or instrument following the occurrence of any event of default with respect to the notes), and has agreed to indemnify each holder for any such taxes paid by the holder.

     The foregoing obligations shall survive any termination, defeasance or discharge of the indenture.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     If a Change of Control occurs, each holder will have the right to require Loral to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of the holder's notes pursuant to a Change of Control Offer. In the Change of Control Offer, Loral will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes to be repurchased plus accrued and unpaid interest thereon and Liquidated Damages (if any), to the date of purchase. Within ten days following any Change of Control, Loral will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. Loral will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Loral shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, Loral will, to the extent lawful:

     (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Loral.

     The paying agent will promptly mail to each holder so tendered the Change of Control Payment for these notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

     Loral will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Loral to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit Loral to require that Loral repurchases or redeems the notes in the event of a takeover, recapitalization or similar transaction.

     Loral's other indebtedness may contain prohibitions of certain events that would constitute a Change of Control. In addition, the exercise of a holder's right to require Loral to repurchase the notes upon a Change of Control could cause a default under or be restricted by other indebtedness, including the Credit Agreement, even if the Change of Control itself does not, due to the financial effect of such repurchases on Loral. Finally, Loral's ability to pay cash to holders of notes upon a repurchase may be limited by Loral's then existing financial resources.

     Loral will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Loral and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Loral and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Loral to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Loral and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

     Loral will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

     (1) Loral (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) such fair market value is (a) determined by two Officers of Loral if the fair market value is less than $25 million or (b) determined by Loral's Board of Directors and evidenced by a resolution of the Board of Directors if the fair market value is $25 million or greater, and, in each case, such fair market value is set forth in an Officers' Certificate delivered to the trustee; and

     (3) at least 75% of the consideration therefor received by Loral or such Restricted Subsidiary is in the form of cash or Cash Equivalents. Only for purposes of this clause (3), each of the following shall be deemed to be cash:

          (a) any liabilities (as shown on Loral's or such Restricted Subsidiary's most recent balance sheet), of Loral or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms junior in right of payment to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Loral or such Restricted Subsidiary from further liability;

          (b) any securities, notes or other obligations received by Loral or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Loral or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion);

          (c) any assets described in clause (2) or (4) of the next succeeding paragraph;

          (d) Marketable Securities; and

          (e) Designated Other Permitted Consideration; provided that the aggregate fair market value (as determined above) of such Designated Other Permitted Consideration, taken together with the fair market value at the time of receipt of all other Designated Other Permitted Consideration received pursuant to this clause
              (e), less the amount of net cash proceeds previously realized in cash from prior Designated Other Permitted Consideration is less than 5% of Loral's Consolidated Tangible Assets at the time of the receipt of such Designated Other Permitted

              Consideration (with the fair market value of each item of Designated Other Permitted Consideration being measured at the time received and without giving effect to subsequent changes in value).

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Loral may apply (or, in the case of clause (2), (3) or (4) below, enter into a binding commitment to apply) such Net Proceeds:

     (1) to repay Indebtedness of Loral or any Restricted Subsidiary which is not junior in right of payment to the notes;

     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business or to purchase Equity Interests of a Restricted Subsidiary from another Person;

     (3) to make a capital expenditure in a Permitted Business or to make an Investment in a Permitted Venture; or

     (4) to acquire or to acquire the right to use other long-term assets that are used or useful in a Permitted Business.

     Pending the final application of any such Net Proceeds, Loral may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15 million, Loral will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is equal in right of payment with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other Indebtedness which is equal in right of payment to the notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages (if any) to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Loral may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other Indebtedness which is equal in right of payment to the notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other Indebtedness which is equal in right of payment to the notes to be purchased on a proportional basis based on the principal amount of notes and such other Indebtedness which is equal in right of payment to the notes tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     Loral will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, Loral will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time (other than as permitted by the provisions of the indenture described under "-- Special Tax Redemption"), the trustee will select notes for redemption as follows:

     (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not so listed, on a proportional basis, by lot or by such other method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of the note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

COVENANTS

     In the indenture, Loral agreed to certain restrictions that limit its and its Restricted Subsidiaries' ability to:

      (1) pay dividends;

      (2) acquire Equity Interests of Loral or any of its Restricted
          Subsidiaries;

      (3) redeem Indebtedness of Loral which is junior in right of payment to the notes;

      (4) make Restricted Investments;

      (5) incur Indebtedness;

      (6) issue Preferred Stock of our Restricted Subsidiaries;

      (7) create Liens;

      (8) engage in sale and leaseback transactions;

      (9) with respect to its Restricted Subsidiaries, pay dividends, make loans or advances to Loral or any other Restricted Subsidiary or transfer any of its property or assets to Loral or any other Restricted Subsidiary;

     (10) make Asset Sales;

     (11) with respect to Loral, consolidate or merge with or into another Person or sell all or substantially all of the properties or assets of Loral and its Restricted Subsidiaries, taken as a whole, to another Person;

     (12) enter into transactions with Affiliates; and

     (13) with respect to any of our Restricted Subsidiaries, guarantee or pledge any assets to secure the payment of any other Indebtedness of Loral.

     In addition, if a change of Control occurs, each holder of notes will have the right to require Loral to repurchase all or part of the holder's notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of purchase.

     The above limitations are "restrictive covenants" that are promises that Loral makes to you about how Loral will run its business, or business actions that Loral promises not to take. A more detailed description of the restrictive covenants and the exception to them follows below.

RESTRICTED PAYMENTS

     Loral will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of Loral's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any distribution, dividend or payment in connection with any merger or consolidation involving Loral or any of its Restricted Subsidiaries) or to the direct or indirect holders of Loral's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Loral or to Loral or a Restricted Subsidiary of Loral);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Loral) any Equity Interests of Loral, any Restricted Subsidiary of Loral or any direct or indirect parent of Loral;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is junior in right of payment to the notes, except the scheduled payment of interest or principal at the Stated Maturity thereof; or

     (4) make any Restricted Investment

     (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (2) Loral would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to either test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Loral and its Restricted Subsidiaries after the date of this prospectus (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph) is less than the sum, without duplication, of:

          (a) 50% of the Consolidated Net Income of Loral for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Loral's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

          (b) 100% of the aggregate net cash proceeds received by Loral since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Loral (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of Loral that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Loral), except to the extent such net cash proceeds are used to increase the amount of dividends on Preferred Stock of Loral or the amount of Restricted Investments that may be made pursuant to clause (7) of the next succeeding paragraph; plus

          (c) 100% of the fair market value (as determined by Loral's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee) of assets used or useful in a Permitted Business received by Loral since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Loral (other than Disqualified Stock); plus

          (d) to the extent not already included in Consolidated Net Income of Loral for such period, if any Restricted Investment that was made by Loral or any Restricted Subsidiary after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of

                  (A) the cash return of capital with respect to such Restricted
                      Investment (less the cost of disposition, if any) and

                  (B) the initial amount of such Restricted Investment or
                      designated amount of Unrestricted Subsidiary; plus

          (e) to the extent that any Unrestricted Subsidiary is designated by Loral as a Restricted Subsidiary after the Issue Date, an amount equal to the lesser of

                 (A) the net book value of Loral's Investment in such
                     Unrestricted Subsidiary at the time of such designation and

                 (B) the fair market value of Loral's Investment in such
                     Unrestricted Subsidiary at the time of such designation.

     The preceding provisions will not prohibit:

      (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

      (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness junior in right of payment of Loral or of any Equity Interests of Loral or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a subsidiary of Loral) of, Equity Interests of Loral (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

      (3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of Loral junior by its terms in right of payment to senior Indebtedness of Loral with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

      (4) the payment of any dividend or distribution by a Restricted Subsidiary of Loral to the holders of its common Equity Interests so long as Loral or such Restricted Subsidiary receives at least its proportional share (and in like form) of such dividend or distribution in accordance with its common Equity Interests;

      (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Loral or any Restricted Subsidiary of Loral held by any employee of Loral or a Restricted Subsidiary or member of Loral's (or any of its Restricted Subsidiaries') management pursuant to any equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million;

      (6) the purchase by a Restricted Subsidiary of shares of Capital Stock of Loral from Loral or the deemed repurchase of Capital Stock by Loral or a Restricted Subsidiary on the exercise of stock options;

      (7) payments of dividends by Loral on Preferred Stock of Loral or the making of Restricted Investments by Loral or any Restricted Subsidiary in an aggregate amount not to exceed 100% of the aggregate net cash proceeds received by Loral since the Issue Date from the issue or sale of Equity Interests of Loral (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such dividend payment or Restricted Investment shall be excluded from clause (3)(b) of the immediately preceding paragraph;

      (8) the purchase by Loral or a Restricted Subsidiary of Equity Interests in a Restricted Subsidiary from another Person;

      (9) scheduled dividends payable on the Series C Preferred Stock;

     (10) payment of dividends on Preferred Stock of a Restricted Subsidiary;
          and

     (11) other Restricted Payments in an aggregate principal amount not to exceed $25 million;

provided that Loral will not and will not permit any of its Restricted Subsidiaries to make any Restricted Payment contemplated by clauses (2) through
(10) above so long as a Default has occurred and is continuing.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued to or by Loral or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be either

     (a) determined by the Board of Directors whose resolution with respect thereto shall be delivered to the trustee or

     (b) based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the fair market value exceeds $25 million. Not later than the date of making any Restricted Payment, Loral shall deliver to the trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Loral will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Loral will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Loral or any Restricted Subsidiary may incur Indebtedness (including Acquired
Debt), and Loral may issue Disqualified Stock, and any Restricted Subsidiary may issue Preferred Stock, if, after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Stock and the application of the proceeds thereof, no Default would occur as a consequence of such incurrence or issuance or be continuing following such incurrence or issuance and either

     (1) the Consolidated Leverage Ratio of Loral would be less than 5.0 to 1.0, or

     (2) Loral's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet is less than 2.0 to 1.0.

     As of December 31, 1998, on a pro forma basis after giving effect to this offering of the notes and the use of proceeds therefrom, Loral's Consolidated Capital Ratio would have been approximately 0.8 to 1.0.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (1) the incurrence by Loral and its Restricted Subsidiaries of additional Indebtedness and letters of credit pursuant to Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $850 million as of such date of incurrence less the aggregate amount of all Net Proceeds of Asset Sales applied to repay term Indebtedness outstanding under one or more Credit

          Facilities pursuant to clause (1) of the second paragraph of the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

      (2) the incurrence by Loral and its Restricted Subsidiaries of Existing Indebtedness;

      (3) the incurrence by Loral of Indebtedness represented by the notes to be issued on the Issue Date;

      (4) the issuance by a Subsidiary of Preferred Stock or the incurrence by Loral's Subsidiaries of Non-Recourse Debt (including Acquired Debt that constitutes Non-Recourse Debt); provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of a Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Loral that was not permitted by this clause
          (4);

      (5) the incurrence by Loral or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (5) of this paragraph;

      (6) the incurrence by Loral or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Loral and any of its Restricted Subsidiaries; provided, however, that:

          (a) if Loral is the obligor on such Indebtedness, such Indebtedness must be expressly junior in right of payment to all Obligations with respect to the notes and the indenture; and

          (b)

               (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Loral or a Restricted Subsidiary thereof and

               (B) any sale or other transfer of any such Indebtedness to a
                   Person that is not either Loral or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Loral or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

      (7) the incurrence by Loral or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk or currency exchange rate risk;

      (8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock, as the case may be, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or Preferred Stock for purposes of this covenant;

      (9) the incurrence by Loral or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $50 million; or

     (10) the incurrence by Restricted Subsidiaries of Guarantees of Indebtedness of Loral or any Restricted Subsidiary that is not junior in right of payment to the notes.

     Loral will not incur any Indebtedness (including Permitted Debt) that is contractually junior in right of payment to any other Indebtedness of Loral unless such Indebtedness is also contractually junior in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of Loral shall be deemed to be contractually junior in right of payment to any other Indebtedness of Loral solely by virtue of being unsecured.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Loral will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

LIENS

     Loral will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

SALE AND LEASEBACK TRANSACTIONS

     Loral will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Loral or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

     (1)  Loral or such Restricted Subsidiary, as applicable, could have

          (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and

          (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens";

     (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

     (3) the transaction complies with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     Loral will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions on its Capital Stock to Loral or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Loral or any of its Restricted Subsidiaries;

     (2)  make loans or advances to Loral or any of its Restricted Subsidiaries;
          or

     (3) transfer any of its properties or assets to Loral or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) Existing Indebtedness as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the Issue Date;

     (2) any customary (as conclusively determined in good faith by the Chief Financial Officer of Loral) encumbrance or restriction applicable to Loral or a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Indebtedness of Loral or Indebtedness contained in any Credit Facilities or Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant entitled "-- Incurrence of Indebtedness and Issuance of Preferred Stock", provided that, other than with respect to Preferred Stock of a Subsidiary or Non-Recourse Debt of a Subsidiary (including Non-Recourse Debt that is Acquired Debt), such encumbrances and restrictions permit the distribution of funds to Loral in an amount sufficient for Loral to make the timely payment of interest, premium (if any), Liquidated Damages (if any) and principal (whether at stated maturity, by way of a sinking fund applicable thereto, by way of any mandatory redemption, defeasance, retirement or repurchase thereof, including upon the occurrence of designated events or circumstances or by virtue of acceleration upon an event of default, or by way of redemption or retirement at the option of the holder of the Indebtedness, including pursuant to offers to purchase) according to the terms of the indenture and the notes and other Indebtedness that is solely an obligation of Loral, but provided further that such agreement may nevertheless contain customary (as so determined) net worth, leverage, invested capital and other financial covenants, customary (as so determined) covenants regarding the merger of or sale of all or any substantial part of the assets of Loral or any Restricted Subsidiary, customary (as so determined) restrictions on transactions with affiliates and customary (as so determined) subordination provisions governing Indebtedness owed to Loral or any Restricted Subsidiary;

     (3) the Credit Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Credit Agreement, as in effect on the Issue Date;

     (4)  the indenture and the notes;

     (5)  applicable law;

     (6) any instrument governing Indebtedness or Capital Stock of a Person acquired by Loral or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

     (7) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

     (8) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

     (9) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

     (10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (11) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

     (12) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

     (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Loral will not, directly or indirectly:

     (1) consolidate or merge with or into another Person (whether or not Loral is the surviving corporation); or

     (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Loral and its Restricted

          Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

     (1) either: (a) Loral is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Loral) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of Bermuda, the United States, any state thereof or the District of Columbia;

     (2) the Person formed by or surviving any such consolidation or merger (if other than Loral) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Loral under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

     (3)  immediately after such transaction no Default exists; and

     (4) Loral or the Person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (if other than Loral):

          (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Loral immediately preceding the transaction; and

          (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period or balance sheet date, as applicable, be permitted to incur at least $1.00 of additional Indebtedness pursuant to at least one of the tests set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, Loral may not, directly or indirectly, lease all or substantially all of its properties or assets in one or more related transactions, to any other Person.

     When a successor corporation, trustee, paying agent or registrar assumes all of the obligations of its predecessor under the notes and the indenture, the predecessor will be released from those obligations.

     This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Loral and any of its Restricted Subsidiaries.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Loral and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Loral shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

     Loral SpaceCom Corporation, Space Systems/Loral, Loral Orion and CyberStar will initially be "Restricted Subsidiaries" under the indenture; SatMex, Europe*Star, Globalstar and Globalstar Telecommunications Limited will initially be "Permitted Ventures" under the indenture.

TRANSACTIONS WITH AFFILIATES

     Loral will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to Loral or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Loral or such Restricted Subsidiary with an unrelated Person; and

     (2) Loral delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, either

     (a) a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or

     (b) an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject, except as set forth below, to the provisions of the prior paragraph:

     (1) any employment agreement entered into by Loral or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Loral or such Restricted Subsidiary, as the case may be;

     (2) transactions between or among Loral and/or its Restricted Subsidiaries;

     (3) any sale or other issuance of Equity Interests (other than Disqualified Stock) of Loral;

     (4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Loral;

     (5) Restricted Payments that are permitted by, and Permitted Investments that are not prohibited by, the provisions of the indenture described above under the caption "-- Restricted Payments;" and

     (6) transactions between Loral and/or its Restricted Subsidiaries, on the one hand, and a Permitted Venture, on the other hand, provided that the condition set forth in clause (1) of the prior paragraph is satisfied.

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     Loral will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Loral unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary (a "Guarantor"), which Guarantee shall

     (1) be senior to or equal to in right of payment with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness and

     (2) remain in effect for so long as the Guarantee or pledge to secure such other Indebtedness remains in effect.

     No Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually junior in right of payment to any other Indebtedness of such Guarantor unless such Indebtedness is also contractually junior in right of payment to such Guarantor's Guarantee of the notes on substantially identical terms; provided, however, that no Indebtedness of a Guarantor shall be deemed to be contractually junior in right of payment to any other Indebtedness of such Guarantor solely by virtue of being unsecured.

BUSINESS ACTIVITIES

     Loral will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to Loral and its Restricted Subsidiaries, taken as a whole.

PAYMENTS FOR CONSENT

     Loral will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the SEC, so long as any notes are outstanding, Loral will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or any successor forms) if Loral were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of Loral and its subsidiaries and, with respect to the annual information only, a report on the annual financial statements by Loral's certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K (or any successor form) if Loral were required to file such reports.

     If Loral has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include selected financial information, either on the face of the financial statements or in the footnotes thereto, regarding the financial condition and results of operations of Loral and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Loral.

     In addition, whether or not required by the SEC, Loral will file a copy of all information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest or Liquidated Damages on the notes;

     (2) default in payment when due of the principal of, or premium, if any, on the notes;

     (3) failure by Loral to comply with the provisions described under the caption "-- Covenants -- Merger, Consolidation or Sale of Assets;"

     (4) failure by Loral for 30 days after notice to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of
         Holders -- Asset Sales," "-- Covenants -- Restricted Payments" or
         "-- Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;"

     (5) failure by Loral or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Loral or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Loral or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

          (a) is caused by a failure to pay principal at maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

          (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more;

     (7) failure by Loral or any of its Subsidiaries to pay final judgments aggregating in excess of $25 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

     (8) certain events of bankruptcy or insolvency with respect to Loral or any of its Significant Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Loral, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Loral with the intention of avoiding payment of the premium that Loral would have had to pay if Loral then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     Loral is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default, Loral is required to deliver to the trustee a statement specifying such Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Loral, as such, shall have any liability for any obligations of Loral under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Loral may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest, Liquidated Damages or premium, if any, on such notes when such payments are due from the trust referred to below;

     (2) Loral's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and Loral's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

     In addition, Loral may, at its option and at any time, elect to have the obligations of Loral released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) Loral must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable U.S. Government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity;

     (2) in the case of Legal Defeasance, Loral shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that

          (a) Loral has received from, or there has been published by, the Internal Revenue Service a ruling or

          (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, Loral shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) in the case of Legal Defeasance or Covenant Defeasance, Loral shall have delivered to the trustee an Opinion of Counsel in Loral's jurisdiction of incorporation reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for income tax purposes in such jurisdiction as a result of such Legal Defeasance or Covenant Defeasance and will be subject to income tax in such jurisdiction on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance had not occurred;

     (5) no Default shall have occurred and be continuing either:

          (a) on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit); or

          (b) insofar as Defaults from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Loral or any of its Subsidiaries is a party or by which Loral or any of its Subsidiaries is bound;

     (7) Loral must have delivered to the trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of Loral between the date of deposit and the 91st day following the deposit and, assuming that no holder is an "insider" of Loral under applicable bankruptcy law, after the 91st day following the deposit, the transfer of the trust funds will not be characterizable as a preference under Section 547 of the United States Federal bankruptcy code;

     (8) Loral must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Loral with the intent of preferring the holders of notes over the other creditors of Loral or with the intent of defeating, hindering, delaying or defrauding creditors of Loral or others; and

     (9) Loral must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest or Liquidated Damages on any note;

     (4) waive a Default in the payment of principal of, or interest, Liquidated Damages or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest, Liquidated Damages or premium, if any, on the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"); or

     (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, Loral and the trustee may amend or supplement the indenture or the notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of Loral's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Loral's assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

     (5) to provide for the issuance of additional notes in accordance with the provisions set forth in the indenture; or

     (6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust indenture Act.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Loral, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW AND SUBMISSION TO JURISDICTION

     The indenture provides that it and the notes governed by the indenture are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

     Loral submits to the jurisdiction of the U.S. Federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the notes and the indenture. Loral has appointed an authorized agent upon which process may be served in any such actions.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Loral Space & Communications Ltd., Cedar House, 41 Cedar Avenue, Hamilton HM21, Bermuda,
Attention: Secretary.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full statement of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACQUIRED DEBT" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "ASSET SALE" means:

     (1) the sale, lease, transfer, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of Loral and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests in any of Loral's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

     (1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $5 million; or
         (b) results in net proceeds to Loral and its Restricted Subsidiaries of less than $5 million;

     (2) a transfer of assets between or among Loral and its Restricted Subsidiaries;

     (3) an issuance of Equity Interests by a Restricted Subsidiary to Loral or to another Restricted Subsidiary;

     (4) the sale or lease of satellites, transponders or other equipment, inventory, accounts receivable or other assets in the ordinary course of business;

     (5) the sale or other disposition of cash or Cash Equivalents;

     (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Covenants -- Restricted Payments"; and

     (7) the issuance of partnership interests by CyberStar, L.P. pursuant to participation bonuses in accordance with Section 4.3 of the CyberStar partnership agreement.

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The term "beneficially owns" shall have a corresponding meaning.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CASH EQUIVALENTS" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and

         (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition;

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

     (7) the Goldman Sachs US$ Liquid Reserves Fund and other funds with substantially similar investment policies.

     "CHANGE OF CONTROL" means the occurrence of any of the following:

     (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Loral and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

     (2) the adoption of a plan relating to the liquidation or dissolution of Loral;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Loral, measured by voting power rather than number of shares;

     (4) the first day on which a majority of the members of the Board of Directors of Loral are not Continuing Directors; or

     (5) Loral consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Loral, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Loral or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Loral outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     "CONSOLIDATED CAPITAL RATIO" of any Person as of any date means the ratio of

     (1) the Total Indebtedness of such Person then outstanding to

     (2) the stockholders' equity as of such date as shown on the consolidated balance sheet of such Person in accordance with GAAP (which, in the case of Loral, shall include the Series C Preferred Stock) after giving pro forma effect to

          (a) the incurrence of any Indebtedness proposed to be incurred or the issuance of any Disqualified Stock proposed to be issued and the receipt and application of the proceeds thereof,

          (b) any other Indebtedness incurred, Disqualified Stock issued or preferred stock of any Subsidiary issued or the repayment or retirement of any of the foregoing since such balance sheet date and the receipt and application of the proceeds thereof,

          (c) any asset dispositions or asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that has occurred since such balance sheet date, in each case as if they had occurred and such proceeds had been applied on the date of such balance sheet.

     "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

     (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

     (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

     (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the preceding, amounts in respect of items (1), (2) and (4) for a Restricted Subsidiary of Loral shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Loral only to the extent that a corresponding percentage of the Consolidated Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended to Loral by such Restricted Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "CONSOLIDATED LEVERAGE RATIO" means the ratio of

     (1) the Total Indebtedness of Loral outstanding as of the most recent available quarterly or annual balance sheet to

     (2) the Consolidated Cash Flow of Loral for the four full fiscal quarters next preceding the incurrence of such Indebtedness or the issuance of such Disqualified Stock for which consolidated financial statements are available; provided that pro forma effect shall be given to

          (a) the incurrence of any Indebtedness proposed to be incurred or the issuance of any Disqualified Stock proposed to be issued and the receipt and application of the proceeds thereof,

          (b) any other Indebtedness incurred, Disqualified Stock issued or preferred stock of any Subsidiary issued or the repayment or retirement of any of the foregoing since the beginning of such four fiscal quarter period and the receipt and application of the proceeds thereof and

          (c) any asset dispositions or asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that has occurred during such four fiscal quarter period, in each case as if they had occurred and such proceeds had been applied on the first day of such four fiscal quarter period.

     "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified person or one of its Subsidiaries; and

     (5) the cumulative effect of a change in accounting principles shall be excluded.

     "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of:

     (1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

     (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

     "CONSOLIDATED TANGIBLE ASSETS" of any Person means the total amount of assets (less applicable reserves and any other properly deductible items) which under GAAP would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting therefrom all goodwill (but not any other intangible assets) which under GAAP would be included on such consolidated balance sheet.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of Loral who:

     (1) was a member of such Board of Directors on the Issue Date; or

     (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "CREDIT AGREEMENT" means that certain Amended and Restated Credit and Participation Agreement among Loral SpaceCom Corporation, Space Systems/ Loral, Inc., certain lending banks, Bank of America National Trust and Savings Association, as Administrative Agent, and Istituto Bancario San Paolo Di Torino S.P.A., individually and as Italian Export Financing Arranger and as Selling Bank, dated as of November 14, 1997, providing for up to $850 million of credit extensions, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "CREDIT FACILITIES" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "DESIGNATED OTHER PERMITTED CONSIDERATION" means the fair market value of non-cash consideration received by Loral or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Other Permitted Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Other Permitted Consideration.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Loral to repurchase such Capital Stock upon the occurrence of a Change of Control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Loral may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Covenants -- Restricted Payments."

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EXISTING INDEBTEDNESS" means Indebtedness of Loral and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

     "EQUITY OFFERING" means any public or private sale of Equity Interests (other than Disqualified Stock) of Loral, other than private sales of Equity Interests to an Affiliate of Loral.

     "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by any such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements entered into in the ordinary course of business and consistent with past practices designed to protect such

         Person against fluctuations in interest rates or currency exchange rates.

     "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

     (1) borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit, excluding letters of credit supporting obligations under customer contracts until such letters of credit are drawn;

     (3) banker's acceptances;

     (4) Capital Lease Obligations;

     (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

     (6) Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

     (3) in the case of an obligation under a Hedging Obligation

          (a) zero if such obligation has been incurred pursuant to clause (7) of the second paragraph of the covenant described under "-- Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" or

          (b) the notional amount of such obligation if not incurred pursuant to such clause.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that Investments shall not include any commercially reasonable (as determined in good faith by either the Board of Directors of Loral or senior management of Loral) extensions of credit to, or Investments made in, any Person in connection with the purchase or sale of satellites or satellite services. If Loral or any Restricted Subsidiary of Loral sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Loral such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Loral and is not a Permitted Venture, Loral shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Covenants -- Restricted Payments."

     "ISSUE DATE" means the date on which the old notes were originally issued.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "MARKETABLE SECURITIES" means, with respect to any Asset Sale, any readily marketable equity securities that are

     (1) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market and

     (2) issued by a corporation having a total equity market capitalization of not less than $250 million; provided that the excess of

          (a) the aggregate amount of securities of any one such corporation held by Loral and any Restricted Subsidiary over

          (b) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

     "NET INCOME" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

     (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

          (a) any Asset Sale or

          (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "NET PROCEEDS" means the aggregate cash proceeds received by Loral or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any one or more Credit Facilities) secured by a lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "NON-RECOURSE DEBT" means Indebtedness as to which neither Loral nor any of its Restricted Subsidiaries (other than the Restricted Subsidiary that is the primary obligor and its Subsidiaries so long as no Capital Stock of such Subsidiaries is owned by Loral or any other Restricted Subsidiary),

      (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

      (2) is directly or indirectly liable as a guarantor or otherwise, or

      (3) constitutes the lender.

     "OBLIGATIONS" means any principal, premium if any, interest, penalties, fees, indemnifications, guarantees, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PERMITTED BUSINESS" means any of the lines of business conducted by Loral and its Restricted Subsidiaries or its existing Permitted Ventures on the Issue Date and any other space or communication businesses and any business reasonably related thereto.

     "PERMITTED INVESTMENTS" means:

      (1) any Investment in Loral or in a Restricted Subsidiary of Loral;

      (2) any Investment in Cash Equivalents;

      (3) any Investment by Loral or any Restricted Subsidiary of Loral in a Person engaged in a Permitted Business, if as a result of such
          Investment:

          (a) such Person becomes a Restricted Subsidiary of Loral; or

          (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Loral or a Restricted Subsidiary of Loral;

      (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

      (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Loral;

      (6) Hedging Obligations;

      (7) Investments in Permitted Ventures;

      (8) Investments existing on the Issue Date;

      (9) Investments in Skybridge, L.P. that are either

          (a) required pursuant to the partnership agreement in existence on the Issue Date or

          (b) required to avoid disproportionate dilution to Loral's equity interest therein pursuant to such partnership agreement or to avoid financial penalties; and

     (10) other Investments in any Person principally engaged in Permitted Businesses having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) at any time outstanding not to exceed 5% of Loral's Consolidated Tangible Assets.

     "PERMITTED LIENS" means:

      (1) Liens on assets of Loral or its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the indenture to be incurred;

      (2) Liens in favor of Loral or any of its Restricted Subsidiaries;

      (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Loral or any Restricted Subsidiary of Loral; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Loral or the Restricted Subsidiary;

      (4) Liens on property existing at the time of acquisition thereof by Loral or any Restricted Subsidiary of Loral; provided that such Liens were in existence prior to the contemplation of such acquisition;

      (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

      (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

      (7) Liens existing on the Issue Date and Liens Loral or any Restricted Subsidiary are or may be obligated to create pursuant to agreements in existence on the Issue Date;

      (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

      (9) Liens incurred in the ordinary course of business of Loral or any Restricted Subsidiary of Loral with respect to obligations that do not exceed $50 million at any one time outstanding;

     (10) other Liens incidental to the conduct of Loral's and its Restricted Subsidiaries' businesses or the ownership of their respective property not securing any Indebtedness, and which do not in the aggregate materially detract from the value of Loral's and its Restricted Subsidiaries' property when taken as a whole, or materially impair the use thereof in the operation of their respective businesses; and

     (11) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Loral or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other

Indebtedness of Loral or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

      (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all customary expenses incurred in connection therewith);

      (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

      (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is junior in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is junior in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

      (4) such Indebtedness is incurred either by Loral or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PERMITTED VENTURE" means:

      (1) a corporation, partnership or other entity other than a Subsidiary engaged in one or more Permitted Businesses in respect of which Loral or a Restricted Subsidiary

           (a) beneficially owns at least 20% of the Capital Stock of such entity and

           (b) either is a party to an agreement providing for one or more parties to such agreement (which may or may not be Loral or a Subsidiary), or is a member of a group that, pursuant to the constituent documents of the applicable corporation, partnership or other entity, has the power, to direct the policies, management and affairs of such entity; or

      (2) Globalstar Telecommunications Limited ("Globalstar Telecommunications Limited"), so long as Globalstar, L.P. is a Permitted Venture and Globalstar Telecommunications Limited's principal asset consists of Equity Interests in Globalstar.

     "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "PREFERRED STOCK" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

     "SERIES C PREFERRED STOCK" means Loral's 6% Series C Convertible Redeemable Preferred Stock due 2007.

     "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated by the SEC, as such Regulation is in effect on the date hereof, using a percentage of 5% for such calculations instead of the percentage set forth therein.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBSIDIARY" means, with respect to any specified Person, any corporation, partnership, association or other business entity that would be required under GAAP to be consolidated in the financial statements of such Person or one or more of the other Subsidiaries of that Person (or a combination thereof).

     "TANGIBLE NET WORTH" of any Person as of any date means the Consolidated Tangible Assets of such Person less the Total Indebtedness of such Person.

     "TOTAL INDEBTEDNESS" means, at any time of determination, without duplication, the sum of

     (1) all Indebtedness of Loral and its Restricted Subsidiaries at such time,

     (2) the aggregate redemption price of any Disqualified Stock and

     (3) the aggregate liquidation preference of any Preferred Stock of Loral's Restricted Subsidiaries, in each case as determined on a consolidated basis in accordance with GAAP.

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Loral that is designated by the Board of Directors of Loral as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with Loral or any Restricted Subsidiary of Loral unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Loral or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Loral;

     (3) is a Person with respect to which neither Loral nor any of its Restricted Subsidiaries has any direct or indirect obligation

          (a) to subscribe for additional Equity Interests or

          (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Loral or any of its Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of Loral or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Loral or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Loral as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Loral as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Loral shall be in default of such covenant. The Board of Directors of Loral may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a

Restricted Subsidiary of Loral of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if

     (1) such Indebtedness is permitted to be incurred under the covenant described under the caption "-- Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period or balance sheet date, as applicable, and

     (2) no Default would be in existence following such designation.

     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying

          (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

          (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Indebtedness.

     "WHOLLY OWNED SUBSIDIARY" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                         BOOK-ENTRY; DELIVERY AND FORM

     The new notes initially will be represented by one or more permanent global certificates in definitive, fully registered form, called a "global note." The global note will be deposited upon issuance with DTC and registered in the name of DTC.

     THE GLOBAL NOTE.   We expect that pursuant to procedures established by DTC

     (a) upon issuance of the global note, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by the global note to the respective accounts of persons who have accounts with such depositary and

     (b) ownership of beneficial interests in the global note will be shown on, and the transfer of ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants.

     So long as DTC or its nominee is the registered owner or holder of the new notes, DTC or the nominee will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with DTC's procedures.

     Payments of interest, principal and other amounts due on the global note will be made to DTC or its nominee as the registered owner. Neither we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of interest, principal or other amounts due on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers registered in the names of nominees for those customers. Such payments will be the responsibility of the participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's settlement system in accordance with DTC rules and will be settled in same day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of a participant to whose account the DTC interests in the global note are credited and only as to such portion of the notes as to which the participant has given such direction. However, if there is an event of default under the indenture, DTC will exchange the global note for certificated notes, which it will distribute to its participants.

     DTC has advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of our respective obligations under the rules and procedures governing their operations.

     CERTIFICATED SECURITIES.   If DTC is at any time unwilling or unable to
continue as a depositary for the global note and a successor depositary is not appointed by us within 90 days, certificated notes will be issued in exchange for the global note.

                       DESCRIPTION OF OTHER INDEBTEDNESS

LORAL SPACECOM CORPORATION AND SPACE SYSTEMS/LORAL CREDIT AGREEMENT

     The Credit Agreement provides for borrowing availability of $500 million of revolving loans, including letters of credit, $275 million of term loans and $75 million of additional letters of credit. Both the term loan facility and revolving credit facility are for a period of five years from the date of the Credit Agreement, November 14, 1997. The separate letter of credit facility runs for a two-year period. The term loan facility requires repayment in twelve consecutive quarterly installments beginning December 31, 1999. The first four installments are $18.75 million each and the final eight installments are $25 million each. Obligations under the Credit Agreement are secured by the stock of Loral SpaceCom Corporation and Space Systems/Loral and bear interest, at Loral SpaceCom Corporation's option, at various rates based on margins over the lead bank's base rate or the London Interbank Offer Rate for periods of one to six months. Loral SpaceCom Corporation pays a commitment fee on the unused portion of the facilities.

     The Credit Agreement contains customary covenants including an interest coverage ratio and debt to capitalization ratios. In addition, the Credit Agreement contains limitations on indebtedness, liens, guarantee obligations, asset sales, dividends, investments and transactions with affiliates. Under the terms of the Credit Agreement, Loral SpaceCom may pay dividends to its parent if the cumulative dividend payments do not exceed 50% of cumulative net income, as defined, and the ratio of funded debt to EBITDA, as defined, is less than three to one. Notwithstanding this dividend payment limitation, as of December 31, 1998 Loral SpaceCom could pay a dividend to its parent of up to $70 million. Loral SpaceCom has an intercompany note payable outstanding with its parent in the amount of $347 million at December 31, 1998. This note requires semi-annual interest payments of $31.5 million to be made on the first day of April and October. This note, however, can be prepaid down to $200 million under the terms of the Credit Agreement. As of December 31, 1998 Loral SpaceCom could borrow an additional $151 million under the Credit Agreement.

     As of December 31, 1998, approximately $622 million, excluding letters of credit, was outstanding under the Credit Agreement and other credit facilities.

LORAL SECURED STANDBY CREDIT FACILITY

     Loral has a $115 million secured standby credit facility to support its guarantee of a $115 million term loan obligation. This facility was undrawn as of December 31, 1998.

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

LORAL ORION NOTES

     Loral Orion has outstanding $443 million in principal amount of 11 1/4% senior notes due 2007 and $484 million in principal amount of 12 1/2% senior discount notes due 2007. This indebtedness of Loral Orion is non-recourse to us.

SATMEX

     In connection with the privatization by the Federal Government of Mexico (the "Mexican Government") of its fixed satellite services business, Loral and Principia, S.A. de C.V. ("Principia"), formerly known as Telefonica Autrey, S.A. de C.V., formed a joint venture, Firmamento Mexicano, S.A. de R.L. de C.V. ("Holdings"). On November 17, 1997, Holdings acquired 75% of the outstanding capital stock of SatMex for $646.8 million. The purchase price was financed by a Loral equity contribution of $94.6 million, a Principia equity contribution of $50.9 million and debt issued by a subsidiary of Holdings. As part of the acquisition, Servicios Corporativos Satelitales, S.A. de C.V. ("Servicios"), a wholly owned subsidiary of Holdings, agreed to issue a $125.1 million seven year obligation bearing interest at 6.03% to the Mexican Government (the "Government Obligation") in consideration for the assumption by SatMex of the debt incurred by Servicios in connection with the acquisition. Holdings and the Mexican Government have reached an agreement in principle to increase the amount of the Government Obligation by approximately $5 million. The debt of SatMex and Servicios is non-recourse to Loral and Principia. However, Loral and Principia have agreed to maintain assets in a collateral trust in an amount equal to the value of the Government Obligation through December 30, 2000 and, thereafter, in an amount equal to 1.2 times the value of the Government Obligation until maturity. As of December 31, 1998, Loral and Principia have pledged their respective shares in Holdings in such trust. Loral has a 65% interest in Holdings and a 49% indirect economic interest in SatMex.

     On March 30, 1999, Loral acquired 577,554 shares of preferred stock of SatMex at a purchase price of approximately $30.3 million. The preferred stock has limited voting rights, pays a dividend in common stock of SatMex and is exchangeable, at SatMex's option, into common stock of SatMex based upon a predetermined exchange ratio.

     As of December 31, 1998, SatMex had total indebtedness of $644 million. On March 31, 1999, SatMex redeemed $35 million of its secured floating rate notes.

GLOBALSTAR

     As of December 31, 1998, Globalstar had senior notes in an aggregate principal amount of $1.45 billion outstanding. In addition, Globalstar had vendor financing of $371 million outstanding as of December 31, 1998. Globalstar's indebtedness is non-recourse to us; however, we are contingently liable with respect to approximately $68 million of Globalstar's $250 million revolving line of credit, which was undrawn as of December 31, 1998.

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

                         FOREIGN ISSUER CONSIDERATIONS

     The following discussion is based on the advice of Appleby, Spurling & Kempe, Bermuda counsel to Loral.

     We have been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority.

     Under Bermuda law, we are an exempted company (that is, we are exempted from the provisions of Bermuda law which stipulate that at least 60% of our equity must be beneficially owned by Bermudians). As an exempted company, we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted company we may not participate in certain business transactions, including:

     (1) the acquisition or holding of land in Bermuda, except that required for its business and held by way of lease or tenancy for terms of not more than 21 years, without the express authorization of the Bermuda legislature;

     (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Bermuda Minister of Finance;

     (3) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or securities of another exempted company, partnership or other corporation resident in Bermuda but incorporated abroad; or

     (4) the carrying on of business of any kind in Bermuda, except in furtherance of our business carried on outside Bermuda or under a license granted by the Bermuda Minister of Finance.

     The Bermuda government actively encourages foreign investment in exempted entities like Loral that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, we are subject neither to taxes on our income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and we can accumulate profits, as required, without limitation.

BERMUDA TAX CONSIDERATIONS

     At the date of this prospectus, there is no Bermuda income tax, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate or stamp duty or inheritance tax payable by us or the holders, other than holders ordinarily resident in Bermuda, in respect of their investment in the new notes. Accordingly, the exchange of the old notes for the new notes will not be subject to taxes in Bermuda.

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

     We have obtained from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966, as amended, a certificate confirming that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to us or to any of our operations, or other obligations of us except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such new notes or other obligations, or to any land in Bermuda leased or rented to us.

     We are liable to pay the Bermuda government an annual registration fee calculated on a sliding scale based upon our assessable capital, which fee will not exceed BD$26,500.

     We have been classified as non-resident of the Bermuda exchange control area by the Bermuda Monetary Authority, whose permission for the issue of the new notes has been obtained. The transfer of new notes between persons regarded as non-resident of Bermuda for exchange control purposes and the issue and redemption of new notes to and by such persons may be effective without specific consents under the Exchange Control Act 1972 of Bermuda and Regulations made thereunder. Transfers involving any person regarded as resident in Bermuda for exchange control purposes requires specific authorization under that Act. By virtue of being a non-resident of Bermuda for exchange control purposes, we are free to acquire, hold and sell any foreign currency, securities and other investments without restrictions.

     Purchasers of new notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase. Prospective purchasers should consult their tax advisers as to the tax laws of applicable jurisdictions and the specific tax consequences of acquiring, holding and disposing of the new notes.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of certain United States federal income tax consequences associated with the exchange of the old notes for the new notes pursuant to the exchange offer and the ownership and disposition of the new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based on review of the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions, all in effect as of the date hereof and all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations and persons holding the notes as part of a "straddle", "hedge" or "conversion transaction." In addition, this discussion is limited to persons purchasing the old notes at the issue price. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the IRS Code. We have not sought and will not seek any rulings from the IRS with respect to the position of Loral discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of old notes for new notes and the ownership or disposition of the new notes.

     PROSPECTIVE HOLDERS OF NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

THE EXCHANGE OFFER

     The exchange of old notes for new notes pursuant to the exchange offer will not be treated as an exchange or other taxable event for United States federal income tax purposes because, under the IRS Code and applicable regulations, the new notes do not differ materially in kind or extent from the old notes. Rather, the exchange of old notes for new notes pursuant to the exchange offer should be treated as a continuation of the corresponding old notes because the terms of the new notes are not materially different from the terms of the old notes. Accordingly,

     (1) no gain or loss should be realized,

     (2) the holding period of the new note should include the holding period of the old note exchanged for the new note and

     (3) the adjusted tax basis of the new note should be the same as the adjusted tax basis of the old note exchanged for the new note immediately before the exchange.

U.S. HOLDERS

     This section discusses the rules applicable to the following U.S. holders:

     (1) a citizen or resident of the United States for United States federal income tax purposes,

     (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof,

     (3) an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or

     (4) any other person whose worldwide income or gain is otherwise subject to United States federal income taxation on a net income basis.

STATED INTEREST

     Stated interest on the notes will be taxable to a U.S. holder as ordinary interest income in accordance with the U.S. holder's method of tax accounting at the time that the stated interest is accrued or actually or constructively received. We believe that under applicable regulations, all of the stated interest on the notes should be treated as foreign source income for United States federal income tax purposes. For United States foreign tax credit purposes, interest generally will be foreign source "passive income" or "financial services income." Therefore, only foreign tax credits from sources that also generate "passive income" or "financial services income" can offset United States federal income tax imposed on the stated interest on the notes.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     A U.S. Holder of a note will recognize gain or loss upon the sale, retirement or other taxable disposition of his/her notes. This gain or loss will generally be equal to the difference between

     (1) the amount of cash and the fair market value of property received for the notes, other than amounts representing accrued but unpaid stated interest, and

     (2) the holder's adjusted tax basis in the notes.

     The adjusted tax basis of the notes in the hands of an original holder generally will be equal to the notes' purchase price. Gain or loss generally will be capital gain or loss and will be long-term capital gain or loss, generally taxed at a preferential rate, if the holder has held his/her notes for more than one year. There are limits on the deductibility of capital losses. Any amounts paid with respect to accrued but unpaid stated interest generally will be taxable as ordinary interest income. Gain or loss realized on the sale, retirement or other taxable disposition of a note derived by a U.S. holder generally will treated as U.S. source income or loss for foreign tax credit purposes.

LIQUIDATED DAMAGES

     We intend to take the position that the liquidated damages described in the registration rights agreement will be taxable to a U.S. holder as ordinary income in accordance with the holder's method of accounting for United States federal income tax purposes. It is possible, however, that the IRS may take a different position, in which case a U.S. holder might be required to include such liquidated damages in income as the liquidated damages accrue or become fixed. The source of such liquidated damages is unclear; we believe that the liquidated damages should be treated as foreign source income for foreign tax credit purposes.

NON-U.S. HOLDERS

     For purposes of this discussion, a Non-U.S. holder is any holder of notes who is

     (1) a nonresident alien individual or

     (2) a foreign corporation, partnership or estate or trust which is not subject to United States federal income tax on a net income basis.

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

     (1) payments of principal, premium, if any, and interest by us or any of our paying agents to a Non-U.S. holder will not be subject to United States federal withholding tax if, in the case of interest,

          (a) the beneficial owner of the notes does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock,

          (b) the beneficial owner of notes is not a controlled foreign corporation that is related to us through stock ownership, and

          (c) either

               (A) the beneficial owner of the notes certifies to us or our agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address or

               (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes certifies to us or our agent, under penalties of perjury, that a statement that the beneficial owner is not a U.S. holder has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

     (2) a non-U.S. holder of notes will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of notes; and

     (3) notes held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and (b) the income on the note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

     Recently finalized regulations (the "Final Withholding Regulations"), that are generally effective with respect to payments after December 31, 1999, provide alternative methods for satisfying the certification requirement described in clause (1)(c) above. The Final Withholding Regulations also require, in the case of notes held by a foreign partnership, that

     (1) the certification described in clause (1)(c) above be provided by the partners rather than by the foreign partnership and

     (2) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

BACKUP WITHHOLDING AND INFORMATION REPORTING

U.S. HOLDERS

     In general, information reporting requirements will apply to certain payments of principal, premium, if any, and interest and to the proceeds of sale of notes made to holders other than certain exempt recipients, such as corporations. Backup withholding and information reporting generally will not apply to payments of principal, premium, if any, and interest on notes made outside the United States, other than payments made to an address in the United Sates or by transfer to an account maintained by the holder with a bank in the United States, by us or any paying agent, acting in its capacity as such, to a holder. A 31% backup withholding tax may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or is notified by the IRS that it has failed to report in full dividend and interest income.

NON-U.S. HOLDERS

     Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium, if any, and interest made by us or a paying agent to a Non-U.S. holder on notes; provided, the certification described in clause (1)(c) under "Non-United States Holders" above is received, and provided further that the payor does not have actual knowledge that the holder is a U.S. person. We or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest on notes.

     Payments of the proceeds from the sale by a Non-U.S. holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of notes to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. See the discussion above with respect to the rules under the Final Withholding Regulations.

                              PLAN OF DISTRIBUTION

     Each holder desiring to participate in the exchange offer will be required to represent, among other things, that

     (1) it is not an "affiliate" (as defined in Rule 405 of the Securities Act) of us,

     (2) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of the new notes, and

     (3) it is acquiring the new notes in the ordinary course of its business.

     A holder unable to make the foregoing representations is referred to herein as a "restricted holder". A restricted holder will not be able to participate in the exchange offer, and may only sell its old notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

     Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such new notes. Based upon interpretations by the staff of the SEC, we believe that new notes issued pursuant to the exchange offer to participating broker-dealers may be offered for resale, resold, and otherwise transferred by a participating broker-dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. We have agreed that for a period of 180 days following consummation of the exchange offer, we will make this prospectus available to participating broker-dealers for use in connection with any such resale. During such period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market making or other trading activities.

     Based upon interpretations by the staff of the SEC, we believe that new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by a holder thereof, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such new notes. Any participating broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

                INCORPORATION OF MATERIAL DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information.

     We have previously filed (File No. 1-14180) the following documents with the SEC and are incorporating them by reference into this prospectus.

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and Globalstar's consolidated financial statements included in Globalstar Telecommunications Limited and Globalstar's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, all filed pursuant to the Exchange Act;

     (b) Our Current Report on Form 8-K, filed on January 19, 1999 pursuant to the Exchange Act; and

     (c) Our Proxy Statement relating to the 1999 annual meeting of stockholders.

     We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the old notes are exchanged for new notes.

     We will provide, upon request, without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Eric J. Zahler, Esq., General Counsel, 600 Third Avenue, New York, New York 10016, Telephone: (212) 697-1105.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC and have filed a registration statement with the SEC on Form S-4 to register this exchange offer. Since this prospectus does not contain all of the important business and financial information included in the registration statement, you may wish to refer to the registration statement and its exhibits for further information about us, the exchange offer and the new notes. This information is also available without charge upon written or oral request. Call or write us at Loral SpaceCom Corporation, 600 Third Avenue,

New York, New York, Attention: Secretary (Telephone (212) 697-1105) to request your free copies. To obtain timely delivery, you should request the information at least five days before you make your decision as to whether or not to exchange your notes.

     You can access our SEC filings electronically at www.sec.gov, and can read and copy our filings at the SEC's Public Reference Room (800-SEC-0330) at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional public reference facilities maintained by the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain more information about us by visiting our web site at http://www.loral.com.

     We remind professional securities dealers of their obligation under the securities laws to deliver a copy of this prospectus to anyone who buys new notes from them until July 14, 1999, which is the 90th day after the date of this prospectus. Securities dealers who were initial purchasers of the old notes and are acting as underwriters of unsold allotments have additional prospectus delivery requirements.

                                 LEGAL MATTERS

     The validity of the new notes will be passed upon for us by Appleby, Spurling & Kempe, Hamilton, Bermuda. Mr. Robert Hodes is of counsel to the law firm of Willkie Farr & Gallagher, a Director of Loral and Globalstar Telecommunications Limited and a member of the Executive and Audit Committees of the Boards of Directors of both Loral and Globalstar Telecommunications Limited. As of March 15, 1999, Mr. Hodes beneficially owned 25,000 shares of the common stock of Loral, including 5,000 shares exercisable under Loral's stock option plan. Mr. Bruce R. Kraus, partner of the law firm of Willkie Farr & Gallagher and counsel to Loral, beneficially owned 6,700 shares of common stock of Loral.

                                    EXPERTS

     The annual consolidated financial statements of Loral, Space Systems/Loral and the financial statement schedule of Loral incorporated in this prospectus by reference from Loral's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the consolidated financial statements of Globalstar, incorporated in this prospectus by reference from the Annual Report on Form 10-K of Globalstar Telecommunications Limited and Globalstar for the fiscal year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

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

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                               OFFER TO EXCHANGE
                   $350,000,000 9 1/2% SENIOR NOTES DUE 2006
                           THAT HAVE BEEN REGISTERED
                UNDER THE SECURITIES ACT OF 1933 FOR OUTSTANDING
                   $350,000,000 9 1/2% SENIOR NOTES DUE 2006

                         ------------------------------

                              P R O S P E C T U S

                              DATED APRIL 15, 1999
                         ------------------------------

                                 LORAL SPACE &
                              COMMUNICATIONS LTD.

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